Exhibit 99

                       Pfizer Inc 2003 Performance Report

                Pfizer Delivers Strong 2003 Financial Results
                                     ---
          Quarterly Revenues Increase 52 Percent to $14.167 Billion,
            Full-Year Revenues Grow 40 Percent to $45.188 Billion,
           Reflecting Strong Growth from Pharmaceutical Industry's
                 Broadest Product Portfolio and Inclusion of
                 Post-Acquisition Results of Legacy Pharmacia
                                     ---
  Financial Provisions Recorded for Two Legacy Warner-Lambert Legal Matters
                                     ---
     Fourth-Quarter and Full-Year Reported Net Income of $602 Million and $3.910 Billion, Respectively; Fourth-Quarter and Full-Year Reported
                  Diluted EPS of $.08 and $.54, Respectively
                                     ---
     Fourth-Quarter and Full-Year Adjusted Income* of $3.968 Billion and $12.722 Billion, Respectively; Fourth-Quarter and Full-Year Adjusted
                 Diluted EPS* of $.53 and $1.75, Respectively
                                     ---
Pfizer Remains On Track to File an Industry-Record 20 Major NDAs in 2001-2006
                                     ---
         Patient Access Programs Help More than 1.5 Million Americans
                     Receive Pfizer Medicines During 2003
                                     ---
                    Expectations for Strong Growth in 2004

    NEW YORK, Jan. 22 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the fourth quarter and full year of 2003.

    "Our performance in the fourth quarter capped an exceptional year for Pfizer, one that offers clear evidence of the powerful momentum across all areas of our business," said Hank McKinnell, chairman and chief executive officer. "Highlights for 2003 included the achievement of our key financial goals; the rapid and effective integration of Pharmacia; the strong performance of key products in the face of new competition; successful launches of new products; continued advances of product candidates in our R&D pipeline; and ongoing development of our business through strategic acquisitions, licensing agreements, and divestitures. These outstanding results for 2003 were further enhanced by our significant progress in expanding patient access to medicines, continuing leadership in corporate governance, and new initiatives that underscore our commitment to good corporate citizenship."

    Fourth-quarter and full-year revenues grew 52 percent and 40 percent to $14.167 billion and $45.188 billion, respectively. Revenue growth was driven by strong performances across a broad range of products, the inclusion of post-acquisition results of legacy Pharmacia products, and the weakening of the U.S. dollar relative to other currencies. Prior-year revenues used for comparative purposes reflect results of legacy Pfizer only.

    The Company's human pharmaceutical operations generated revenues of $12.441 billion, up 51 percent, in the fourth quarter and of $39.631 billion, up 40 percent, for the full year. Sales of Pfizer's Consumer Healthcare business were $907 million in the fourth quarter, up 42 percent, and were $3.042 billion for the full year, up 20 percent. Pfizer's Animal Health sales increased 57 percent in the period to $508 million and grew 43 percent for the full year to $1.598 billion.

    Pfizer reported net income in the quarter of $602 million ($.08 per diluted share). This result included certain significant items of $1.524 billion, mainly relating to legal provisions recorded for two legacy Warner-Lambert legal matters: Rezulin personal-injury claims and a governmental investigation of marketing practices related to Neurontin; non-cash charges of $1.603 billion relating to purchase accounting for the Pharmacia acquisition, and merger-related costs of $239 million, all on an after-tax basis. Excluding these items, adjusted income and adjusted diluted EPS* were $3.968 billion and $.53, respectively.

    Pfizer reported net income for full-year 2003 of $3.910 billion ($.54 per diluted share). This result included income from certain significant items of $620 million, mainly relating to gains on the sale of discontinued businesses and products of $2.285 billion, offset by $1.358 billion of legal provisions recorded for Rezulin personal-injury claims and governmental investigations of marketing practices related to Neurontin; non-cash charges of $8.742 billion relating to purchase accounting for the Pharmacia acquisition; and merger-related costs of $660 million, all on an after-tax basis. Excluding these items, adjusted income and diluted EPS* for full-year 2003 were $12.722 billion and $1.75, respectively.

         Significant Achievements in Enhancement of Marketed Products and Development of New Product Candidates

    "Our portfolio of leading medicines, which spans most major therapeutic categories, drove Pfizer's strong revenue growth in the fourth quarter and full-year 2003," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals. "Pfizer is well-positioned for continued industry leadership in the years ahead."

    In the fourth quarter, 14 products marketed by Pfizer remained at the top of their respective therapeutic categories -- more than any other company. These included eight of the world's 25 top-selling medicines, including Lipitor, the most widely prescribed medicine in the world. More than one billion prescriptions were written for Pfizer products last year. Pfizer's field sales organization continues to be recognized for excellence. For the ninth year in a row, physicians ranked Pfizer's U.S. sales organization number one in the industry, according to the recently completed Scott Levin/Verispan field image survey.

    "While we fully supported our marketed products with new and substantial clinical efficacy and safety data as well as physician and patient education, we also prepared to launch major new products," said Ms. Katen. "For example, in January the combined cardiovascular field force will introduce Inspra for heart failure in the U.S. -- bringing a breakthrough treatment to market and further expanding our industry-leading cardiovascular portfolio.

    "In neurology and ophthalmology, Pfizer's product offerings are also broad. Pfizer covers the therapeutic continuum for depression and social anxiety with our market-leading SSRI Zoloft and with the anxiolytic Xanax XR. We also have leading central-nervous-system products or product candidates for Alzheimer's disease, schizophrenia, migraine, epilepsy, neuropathic pain, multiple sclerosis, insomnia, and movement disorders. Our ophthalmology portfolio now includes the marketed products Zithromax for trachoma and Xalatan for glaucoma and will be supplemented with the Phase 3 candidate Macugen for macular degeneration, in co-development with Eyetech Pharmaceuticals, Inc.

    "While we maintain our longstanding commitment to widely used therapies, we have also clearly demonstrated that we can meet the critical medical needs of smaller, more targeted patient populations. Vfend, for example, treats deadly, invasive fungal infections in immuno-compromised patients -- a relatively small but critical need. Another example from our neuroscience portfolio is Rebif for multiple sclerosis (co-promoted with Serono S.A.). Pfizer's oncology portfolio and pipeline now include Camptosar for colon cancer, Ellence and Aromasin for breast cancer, and 15 oncology agents in development.

    "Our proven commitment to serving patients goes beyond medicines. We are also serious about reaching underserved people in need. To that end, we provide access and health-education programs for vulnerable patient populations, like our Florida: A Healthy State initiative, and patient-assistance programs that last year helped more than 1.5 million underserved Americans receive our medicines free or at reduced cost.

    "In spite of a challenging global operating environment and new competition in key worldwide markets, we have continued to focus on what we do best -- bringing our medicines to people who need them," Ms. Katen concluded.

    Performance milestones for marketed products since the end of the third quarter of 2003 include the following:

    Lipitor
      -- The results of the REVERSAL (REVERSing Atherosclerosis with
         Aggressive Lipid Lowering) trial -- published at the November 2003 meeting of the American Heart Association -- showed the positive effects from aggressively lowering lipids on halting atherosclerosis progression. REVERSAL compared the effectiveness of Lipitor 80 mg with Pravachol 40 mg in reducing plaque buildup in patients with coronary artery disease who required cardiac catheterization or angiograms. Lipitor therapy reduced plaque volume in arterial vessels, while patients on Pravachol experienced a significant increase in plaque. The REVERSAL study reinforced results of the CARDS and ASCOT trials, which were terminated early due to overwhelmingly significant positive clinical evidence in patients treated with Lipitor.

      -- Despite new competition, Lipitor gained more than one full share point in new prescriptions since early November, showing solid leadership as the statin of choice. This performance affirms physicians' trust in the efficacy and safety record of Lipitor, backed by 67 million patient years of experience.

    Viagra
      -- Viagra remains the premier treatment for erectile dysfunction, with unsurpassed safety and efficacy. Its clinical record was bolstered by a new study, presented in November at the European Society for Sexual Medicines, which showed that 79 percent of Viagra patients who tried two new phosphodiesterase V inhibitors for erectile dysfunction preferred not to switch to the new medicines. These results are consistent with long-term efficacy and patient-satisfaction studies showing that, after four years, 96 percent of men remain satisfied with Viagra.

    Inspra
      -- In October, the FDA approved Inspra for heart failure in patients who had suffered a heart attack. This indication was based on the EPHESUS study, which showed that adding Inspra to current heart-failure therapy in post-heart-attack patients resulted in a 15-percent reduction in mortality.

    Xalatan/Xalcom
      -- Xalatan/Xalcom became the world's first ophthalmic treatment to achieve $1 billion in annual sales (includes sales of Xalatan/Xalcom during 2003 prior to our acquisition of Pharmacia in April). The product is a first-line therapy for glaucoma, the world's second-leading cause of blindness, with a strong efficacy and favorable side-effect profile.

    Vfend
      -- The FDA recently approved two important enhancements to Pfizer's novel antifungal treatment Vfend. In November 2003, Vfend was approved for use in the treatment of esophageal candidiasis, an opportunistic fungal infection in immuno-compromised patients. In December 2003, a new Vfend oral-suspension formulation was approved. In addition to the new oral suspension, Vfend is available in both tablet and intravenous forms.

    Somavert
      -- Somavert, an important new treatment for patients with the growth disorder acromegaly, is now available in six E.U. countries and is expected to be available throughout Europe in the first half of 2004. The first medicine in a class called growth-hormone-receptor antagonists, Somavert offers physicians a major advantage over existing therapies, such as surgery, radiation, and other pharmaceuticals.

    Fosfluconazole
      -- Fosfluconazole, the injectable pro-drug of Pfizer's leading antifungal agent Diflucan, was approved for marketing in Japan in October 2003.

    2003 was also a productive year for Pfizer Global Research and Development. "The Pfizer pipeline is growing," said Dr. John LaMattina, President, Pfizer Global Research and Development. "The early-stage pipeline is benefiting from productive internal discovery research. The mid- and late-stage pipelines are growing, supplemented by targeted licensing and acquisition of late-stage candidates. We are on track to meet our goal of filing 20 major NDAs in the five-year period ending in 2006. To date, we have completed six of the 20 anticipated NDA filings, and we anticipate another productive year in 2004."

    Development milestones achieved since the end of the third quarter of 2003 include the following:

    Pregabalin
      -- The FDA accepted the regulatory submission for pregabalin for the treatment of epilepsy, neuropathic pain associated with diabetic peripheral neuropathy, neuropathic pain associated with herpes zoster, and generalized anxiety disorder.

    Geodon
      -- The FDA accepted the regulatory submission for use of Geodon in treating mania.

    Bextra
      -- The U.S. regulatory submission for Bextra in the treatment of migraine was completed during the fourth quarter and accepted by the FDA.

    Caduet
      -- The European regulatory submission for Caduet, the Lipitor-Norvasc one-pill combination, was completed during December 2003. In the U.S., regulatory review continues on the Caduet NDA, which was filed in March 2003. This product has been developed in a wide range of dosing combinations and, when approved, will provide a unique, novel treatment for patients with hypertension and high cholesterol -- resulting in better patient outcomes because both conditions will be treated simultaneously, not one at a time.

    Esperion
      -- The planned acquisition of Esperion Therapeutics, announced in December, would add a new acute-care dimension to Pfizer's cardiovascular portfolio. Lipitor and the product candidate Lipitor/torcetrapib represent chronic therapies to reduce LDL (or bad) cholesterol and raise HDL (or good) cholesterol. Esperion brings expertise and clinical-development compounds for acute, hospital-based treatments to regress arterial plaque in patients who have had a cardiovascular event. These complementary product offerings will further distinguish Pfizer's leadership position in cardiovascular medicine.

    Advanced-stage clinical studies are continuing for the injectable COX-2-selective inhibitor Dynastat for pain and inflammation; Exubera, an inhalable form of insulin for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics; varenicline for smoking cessation; Lipitor-torcetrapib for cholesterol disorders; lasofoxifene for osteoporosis and other indications; indiplon for insomnia, under co-development with Neurocrine Biosciences, Inc.; Macugen for macular degeneration and macular edema, under co-development with Eyetech Pharmaceuticals, Inc.; Daxas (roflumilast) for chronic obstructive pulmonary disease and asthma, under co-development with Altana Pharma; capravirine for HIV/AIDS; a Zithromax/chloroquine combination for malaria; sumanirole for Parkinson's disease; asenapine for neurological disorders, under co-development with Akzo Nobel's Organon healthcare unit; edotecarin for colorectal cancer; and SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal and other cancers.

                    Expectations for Strong Growth in 2004

    David Shedlarz, executive vice president and chief financial officer, noted, "2003 has been a very successful year, characterized by numerous challenges met and opportunities seized. During the year, we made substantial progress in the integration of Pharmacia, sustained the strong performance of our current major products, blunted the impact of emerging product competition, continued the replenishment of our research pipeline, reinforced our network of development partnerships, and made substantial progress toward resolving legacy legal issues.

    "The many successes of the past year help give Pfizer a strong platform for growth in 2004, given the dimensions of our product portfolio, our operational capabilities, and our financial depth and flexibility.

    "Our expectations for strong financial performance in 2004 remain substantially unchanged. We are comfortable with targets for 2004 revenue of about $54 billion, for 2004 adjusted income of $16.3 billion, and for 2004 adjusted diluted EPS of $2.13. We now project 2004 reported net income of $12.8 billion and 2004 reported diluted EPS of $1.68. Merger-related cost synergies totaled $1.3 billion in 2003, exceeding our previous estimate of about $1.0 billion. We now project merger-related cost synergies in 2004 of about $3.4 billion, an increase from our previous estimate of about $3.0 billion. We plan to spend about $7.9 billion in R&D during 2004.

    Mr. Shedlarz concluded, "In the dynamic environment of today's worldwide pharmaceutical industry, Pfizer is uniquely well-positioned to sustain our strong and balanced performance, leverage past and future opportunities, reinforce and extend our differentiation from others in the industry, and exploit both our operational flexibility and our proven abilities to execute."

                      Financial Provisions Recorded for
                   Two Legacy Warner-Lambert Legal Matters

    Pfizer said that it took charges to fourth-quarter earnings to cover resolution of two legacy Warner-Lambert legal matters: Rezulin personal-injury claims and various governmental investigations of marketing practices related to Neurontin.

    The first charge, for $975 million pre-tax ($955 million after-tax), is expected to be sufficient to cover all known personal-injury claims arising from the use of the Warner-Lambert diabetes medicine Rezulin, which was withdrawn from the market in March 2000. The company is taking the charge in connection with reaching agreements under which the cases and claims of approximately 35,000 individuals will be settled or withdrawn.

    "After nearly four years of litigation, we are putting the vast majority of personal-injury claims behind us and sharply reducing the scale, expense, and risk of this legacy matter," said Jeffrey Kindler, senior vice president and general counsel. The company intends to continue to defend vigorously against unmeritorious claims.

    The charge includes provisions that Pfizer believes will be sufficient to resolve the remaining pending personal-injury cases and claims either through litigation or settlement. The settlements are subject to receipt of standard documentation from claimants.

    Pfizer said it is also taking a charge of $427 million pre-tax ($403 million after-tax) in connection with the previously reported investigations by the U.S. Attorney's office in Boston, as well as various state authorities, into Warner-Lambert's promotion of Neurontin prior to Pfizer's acquisition of Warner-Lambert in 2000. Pfizer has cooperated fully with these inquiries and is currently in discussions to resolve these matters.

    Pfizer believes that today's provision will be sufficient to resolve all outstanding federal and state governmental investigations related to Neurontin as well as the pending civil qui tam suit concerning this matter.

                          Pfizer Expands Its Efforts
                    to Ensure Patient Access to Medicines

    During the fourth quarter, Pfizer made further progress in its initiatives to expand access to innovative medicines and to demonstrate good corporate citizenship:

      -- In the U.S. and throughout the developing world, Pfizer is working in partnership with non-governmental organizations to combat the HIV/AIDS pandemic and other diseases including trachoma, the world's leading cause of preventable blindness. During the fourth quarter of 2003, the company renewed its commitment to the International Trachoma Initiative (ITI) with a pledge to increase donations of its antibiotic Zithromax to 135 million doses over the next five years, a 15-fold expansion. The ITI, in which Pfizer is a partner, has initiated trachoma programs in nine developing countries to date and plans to launch programs in an additional 10 countries.

      -- Over the next two years, Pfizer has committed to deliver savings and program investments of $45 million to Florida through its Florida: A Healthy State initiative, building on savings and investments of about $16 million in the first year of the program. More than 116,000 Medicaid beneficiaries have been helped by the program since its inception.

      -- Pfizer's Share Card program, which allows Medicare recipients without prescription insurance to get personalized health information and prescriptions for any Pfizer medicine for just $15 a month, now has more than 488,000 members, who have filled more than 3.9 million prescriptions through a network of more than 52,000 pharmacies across the U.S.

      -- 2003 marked the tenth year of the Sharing the Care program, a joint effort of Pfizer, the National Governors Association, and the National Association of Community Health Centers. Through Sharing the Care, Pfizer donates medication to low-income, uninsured patients through a network of more than 380 federally qualified community, migrant, and homeless health centers across the U.S.

    Dr. McKinnell concluded, "Our success in 2003 was marked by outstanding contributions from Pfizer colleagues around the world, including those who joined us through the Pharmacia acquisition and helped us achieve a seamless integration of our two companies. And that success now provides us with an unprecedented platform for growth during 2004 and beyond. Together, the people of Pfizer continue to advance our mission to become the world's most valued company to patients, customers, colleagues, investors, business partners, and the communities where we work."

    For additional details, please see the attached financial schedules, product revenue tables, and Supplemental Information.

    DISCLOSURE NOTICE: The information contained in this document is as of January 22, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K.

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. A reconciliation to reported net income and diluted EPS is provided within this document.

                     PFIZER INC AND SUBSIDIARY COMPANIES
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)

    (millions of dollars, except per common share data)

                              Fourth Quarter % Incr./      Full Year  % Incr./
                                2003    2002  (Decr.)*   2003   2002 (Decr.)*

    Revenues                  $14,167  $9,333    52   $45,188 $32,373    40

    Costs and expenses:
     Cost of sales              3,373   1,178   186     9,832   4,045   143
     Selling, informational
      and administrative exps.  4,682   2,982    57    15,242  10,846    41
     Research and development
      expenses                  2,318   1,511    53     7,131   5,176    38
     Merger-related in-process
      research and development
      charge                        9      --    **     5,052      --    **
     Merger-related costs         378     243    56     1,058     630    68
     Other (income)/
      deductions -- net         2,456     (44)   M+     3,610    (120)   M+

    Income from continuing
     operations before provision
     for taxes on income, minority
     interests and cumulative
     effect of change in
     accounting principles        951   3,463   (73)    3,263  11,796   (72)

    Provision for taxes on
     income                       335     751   (55)    1,621   2,609   (38)

    Minority interests              2       5   (59)        3       6   (55)

    Income from continuing
     operations before
     cumulative effect of
     change in accounting
     principles                   614   2,707   (77)    1,639   9,181   (82)

    Discontinued operations:
     Income/(loss) from
      operations of
      discontinued
      businesses -- net of tax    (12)     72    **        16     278   (94)
     Gains on sales of
      discontinued
      businesses -- net of tax     --      77    --     2,285      77    M+

    Discontinued
     operations -- net of tax     (12)    149    **     2,301     355   548

    Income before cumulative
     effect of change
     in accounting principles     602   2,856   (79)    3,940   9,536   (59)

    Cumulative effect of
     change in accounting
     principles -- net of tax      --      --    --       (30)   (410)   **

    Net income                $   602  $2,856   (79)  $ 3,910 $ 9,126   (57)

    Earnings per common share -- Basic:
      Income from continuing
       operations before
       cumulative effect
       of change in accounting
       principles              $  .08  $  .43   (81)  $  .22   $ 1.49   (85)
      Discontinued operations:
       Income/(loss) from
        operations
        of discontinued
        businesses -- net of tax   --     .02    **       --      .05    **
       Gains on sales of
        discontinued
        businesses -- net of tax   --     .01    **      .32      .01    M+
      Discontinued
       operations -- net of tax    --     .03    **      .32      .06   433
      Income before
       cumulative effect of
       change in accounting
       principles                 .08     .46   (83)     .54     1.55   (65)
      Cumulative effect of
       change in accounting
       principles -- net of tax    --      --    --       --     (.07)   **

      Net income               $  .08  $  .46   (83)  $  .54   $ 1.48   (64)

    Earnings per common share -- Diluted:
      Income from continuing
       operations before
       cumulative effect
       of change in accounting
       principles              $  .08  $  .43   (81)  $  .22   $ 1.47   (85)
      Discontinued operations:
       Income/(loss) from
        operations
        of discontinued
        businesses--net of tax     --     .02    **       --      .05    **
       Gains on sales of
        discontinued
        businesses -- net of tax   --     .01    **      .32      .01    M+
      Discontinued
       operations -- net of tax    --     .03    **      .32      .06   433
      Income before
       cumulative effect of
       change in accounting
       principles                 .08     .46   (83)     .54     1.53   (65)
      Cumulative effect of
       change in accounting
       principles--net of tax      --      --    --       --     (.07)   **
      Net income                $ .08  $  .46   (83)  $  .54   $ 1.46   (63)

    Weighted average shares used
     to calculate earnings
     per common share:
       Basic                  7,585.6  6,105.2        7,212.8  6,155.5
       Diluted                7,668.3  6,186.3        7,285.6  6,241.4

     *  - Percentages may reflect rounding adjustments.
     ** - Calculation not meaningful.
     M+ - Change greater than one thousand percent.

    1. The above financial statement presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia's financial data. Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation
       No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $9 million and $5,052 million was expensed in the three-month and twelve-month period ended December 31, 2003. A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the four quarters of 2003 does not equal the EPS for the twelve months of 2003. EPS for the fourth quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the twelve months of 2003 is computed using the weighted average number of common shares outstanding during the full year of 2003. The weighted average number of common shares outstanding is higher for the fourth quarter of 2003 than for the full year of 2003 as a result of issuing approximately 1.8 billion common shares on April 16, 2003 to complete the Pharmacia acquisition. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

    5. In April 2003, we sold the femhrt women's health product line for $160 million in cash ($83 million after-tax gain recognized). In
       March 2003, we sold the Adams confectionery business for $4.2 billion in cash ($1.824 billion after-tax gain recognized), the Schick-Wilkinson Sword shaving business for $930 million in cash
       ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized). The above financial statement reflects these businesses and product lines as discontinued operations for all periods presented.

    6. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million
       ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    7. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

                     PFIZER INC AND SUBSIDIARY COMPANIES
               RECONCILIATION FROM REPORTED INCOME AND EARNINGS
             PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                 (UNAUDITED)

     (millions of dollars, except per common share data)

                              Fourth Quarter % Incr./    Full Year  % Incr./
                                2003    2002  (Decr.)   2003    2002  (Decr.)

    Reported net income       $  602  $2,856   (79)    $3,910  $9,126    (57)

    Purchase accounting
     adjustments -- net of tax 1,603      --    **      8,742      --     **

    Certain significant items
     and merger-related
     costs -- net of tax       1,763      87    M+         40     377     **

    Cumulative effect of
     change in accounting
     principles -- net of tax     --      --    --         30     410     **

    Adjusted income           $3,968  $2,943    35    $12,722  $9,913     28

    Reported diluted
     earnings per
     common share             $  .08  $  .46   (83)    $  .54  $ 1.46    (63)

    Purchase accounting
     adjustments -- net of tax   .22      --    **       1.20      --     **

    Certain significant items
     and merger-related
     costs -- net of tax         .23     .02    M+        .01     .06    (83)

    Cumulative effect of
     change in accounting
     principles -- net of tax     --      --    --         --     .07     **

    Adjusted diluted earnings
     per common share         $  .53  $  .48    10     $ 1.75  $ 1.59     10

    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.

    1. The above financial information presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore Pfizer's financial data prior to the acquisition has not been restated to include Pharmacia's financial data. Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation
       No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to in-process research and development of $9 million and $5,052 million was expensed in the three-month and twelve-month period ended December 31, 2003. A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed. The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

    4. Under GAAP, quarterly earnings per common share (EPS) computations must stand on their own and therefore, the sum of EPS for each of the four quarters of 2003 does not equal the EPS for the twelve months of 2003. EPS for the fourth quarter of 2003 is computed using the weighted average number of common shares outstanding during the quarter while EPS for the twelve months of 2003 is computed using the weighted average number of common shares outstanding during the full year of 2003. The weighted average number of common shares outstanding is higher for the fourth quarter of 2003 than for the twelve months of 2003 as a result of issuing approximately 1.8 billion common shares on April 16, 2003 to complete the Pharmacia acquisition. The significant increase in the number of common shares outstanding from the first quarter of 2003 has resulted in our having different bases of shares outstanding and therefore the EPS results are not additive.

    5. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million
       ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    6. On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. As a result, we recorded non-cash pre-tax charges of $565 million ($410 million net of tax) with $536 million for the impairment provisions related to goodwill in the Animal Health segment and $29 million for the impairment provisions related to identifiable intangible assets in the Consumer Healthcare segment ($5 million), the Animal Health segment ($4 million) and the Adams confectionery products business ($20 million) which is included as part of discontinued operations. These charges are reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

    7. Adjusted income and diluted earnings per common share as shown above exclude the following items:

       (millions of dollars)                   Fourth Quarter     Full Year
                                                 2003   2002     2003   2002
       Significant items, pre-tax:
        Gains on sales of discontinued
         businesses/products (a)               $   --  $(117) $(3,885) $(117)
        Merger-related and exit costs of
         discontinued businesses (a)               18      3       33      6
        Co-promotion charges and intellectual
         property rights payments (b)             100     --      380     32
        Gains on sales of product lines (b)        --    (14)     (87)   (34)
        Charges to write-down equity
         investments (b)                            8     17       16     45
        Asset impairment charges (b)               --     18       --     18

        Various litigation matters (c)          1,402     --    1,435     25
        Restructuring charges (d)                  21     --       61     --
        Total significant items                 1,549    (93)  (2,047)   (25)
       Merger-related costs, pre-tax:
        Integration costs--Pharmacia              286     97      838     98
        Integration costs--Warner-Lambert          10     69       33    345
        Restructuring charges--Pharmacia           71     --      177     --
        Restructuring charges--Warner-Lambert      11     77       10    187
          Total merger-related costs              378    243    1,058    630
       Total significant items and
        merger-related costs, pre-tax           1,927    150     (989)   605
       Income taxes                              (164)   (63)   1,029   (228)
       Total significant items and
        merger-related costs -- net of tax      1,763     87       40    377
       Purchase accounting adjustments, pre-tax:
        In-process research and development (e)     9     --    5,052     --
        Work down through sale of inventory
         written-up to fair value (f)           1,108     --    2,820     --
        Intangible amortization/fixed asset
         depreciation (g)                       1,074     --    2,373     --
       Total purchase accounting
        adjustments, pre-tax                    2,191     --   10,245     --
       Income taxes                              (588)    --   (1,503)    --
       Total purchase accounting
        adjustments -- net of tax               1,603     --    8,742     --
       Cumulative effect of change in
        accounting principles -- net of tax        --     --       30    410
       Total significant items, merger-related
        costs, purchase accounting adjustments
        and cumulative effect of change in
        accounting principles--net of tax      $3,366    $87   $8,812   $787

       (a) Included in Discontinued operations--net of tax.
       (b) Included in Other (income)/deductions -- net.
       (c) Included in Other (income)/deductions -- net for the fourth quarter and twelve months of 2003 and in Selling, informational and administrative expenses ($10 million) and in Other (income)/deductions -- net ($15 million) for the twelve months of 2002.
       (d) Included in Research and development expenses.
       (e) Included in Merger-related in-process research and development charge.
       (f) Included in Cost of Sales.
       (g) Included in Cost of Sales ($16 million and $80 million); Selling, informational and administrative expenses ($7 million and $40 million); Research and development expenses ($65 million and $106 million); and Other (income)/deductions--net ($986 million and $2,147 million) for the fourth quarter and twelve months of 2003.

                                  PFIZER INC
                           SEGMENT/PRODUCT REVENUES
                             FOURTH QUARTER 2003
                                 (UNAUDITED)
                            (millions of dollars)

                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2003    2002  Chg    2003   2002  Chg    2003   2002  Chg
    TOTAL
     REVENUES     14,167   9,333   52   8,338  6,005   39   5,829  3,328   75

    HUMAN PHARMA-
     CEUTICAL     12,441   8,252   51   7,579  5,451   39   4,862  2,801   74

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      4,721   3,902   21   2,667  2,319   15   2,054  1,583   30
      LIPITOR      2,648   2,317   14   1,684  1,536   10     964    781   23
      NORVASC      1,245   1,066   17     585    507   15     660    559   18
      ACCUPRIL/
       ACCURETIC     208     191    9     133    124    7      75     67   14
      CARDURA        167     136   22       5      6  (17)    162    130   24
      GLUCOTROL XL    83      87   (4)     75     81   (7)      8      6   40

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     2,197   1,670   32   1,603  1,345   19     594    325   83
      ZOLOFT         898     775   16     726    636   14     172    139   23
      NEURONTIN      788     676   16     642    575   12     146    101   44
      GEODON         105      79   33      89     74   21      16      5  220
      XANAX/
       XANAX XR       96       0   --      35      0   --      61      0   --
      ARICEPT*        74      56   33       0      0   --      74     56   33
      RELPAX          28       6  405      14      0   --      14      6  148

    -ARTHRITIS
     AND PAIN      1,231     103   M+     858      1   M+     373    102  267
      CELEBREX**     810      31   M+     587      0   --     223     31  611
      BEXTRA         266       0   --     242      0   --      24      0   --

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      1,594   1,166   37   1,091    799   36     503    367   37
      ZITHROMAX      791     587   35     665    484   37     126    103   22
      DIFLUCAN       319     318    0     188    183    2     131    135   (3)
      VIRACEPT        63      85  (26)     63     85  (26)      0      0   --
      VFEND           62      29  110      28     18   56      34     11  194
      ZYVOX           78       0   --      57      0   --      21      0   --

    -UROLOGY         757     491   54     483    285   70     274    206   33
      VIAGRA         509     491    4     301    285    6     208    206    1
      DETROL/
       DETROL LA     234       0   --     176      0   --      58      0   --

    -ONCOLOGY        252       0   --     100      0   --     152      0   --
      CAMPTOSAR       83       0   --      69      0   --      14      0   --
      ELLENCE         94       0   --      26      0   --      68      0   --

    -OPHTHALMOLOGY   329       0   --     119      0   --     210      0   --
      XALATAN/XALCOM 266       0   --     110      0   --     156      0   --

    -ENDOCRINE
     DISORDERS       227       0   --      69      0   --     158      0   --
      GENOTROPIN     205       0   --      67      0   --     138      0   --

    -ALL OTHER     1,000     445  124     521    316   65     479    129  266
      ZYRTEC         358     314   14     358    314   14       0      0   --
      MEDROL         101       0   --      51      0   --      50      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    133     475  (72)     68    386  (82)     65     89  (27)

    ANIMAL HEALTH    508     325   57     211    131   61     297    194   53

    CONSUMER
     HEALTHCARE      907     638   42     442    379   17     465    259   79

    OTHER            311     118  161     106     44  141     205     74  173

    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    * - Represents direct sales under license agreement with Eisai Co., Ltd. ** - Includes direct sales under license agreement with Pharmacia in 2002. ***- Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia in 2002.
    M+ - Change greater than one thousand percent.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.

                                  PFIZER INC
                           SEGMENT/PRODUCT REVENUES
                              TWELVE MONTHS 2003
                                 (UNAUDITED)
                            (millions of dollars)

                                           YEAR-TO-DATE
                        WORLDWIDE               U.S.          INTERNATIONAL
                                   %                   %                   %
                    2003    2002  Chg    2003   2002  Chg    2003   2002  Chg
    TOTAL
     REVENUES     45,188  32,373   40  26,844 20,613   30  18,344 11,760   56

    HUMAN PHARMA-
     CEUTICAL     39,631  28,283   40  24,126 18,301   32  15,505  9,982   55

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES     16,171  13,664   18   8,998  8,031   12   7,173  5,633   27
      LIPITOR      9,231   7,972   16   5,826  5,336    9   3,405  2,636   29
      NORVASC      4,336   3,846   13   1,934  1,776    9   2,402  2,070   16
      ACCUPRIL/
       ACCURETIC     706     668    6     444    430    3     262    238   10
      CARDURA        594     531   12      18     21  (15)    576    510   13
      GLUCOTROL XL   331     297   11     305    277   10      26     20   30

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     7,378   5,726   29   5,485  4,599   19   1,893  1,127   68
      ZOLOFT       3,118   2,742   14   2,502  2,245   11     616    497   24
      NEURONTIN    2,702   2,269   19   2,204  1,935   14     498    334   49
      GEODON         353     222   59     303    210   45      50     12  287
      ARICEPT*       254     203   25       0      0   --     254    203   25
      XANAX/
       XANAX XR      238       0   --      94      0   --     144      0   --
      RELPAX          85      16  435      43      0   --      42     16  166

    -ARTHRITIS
     AND PAIN      3,046     363  740   2,037      3   M+   1,009    360  181
      CELEBREX**   1,883     100   M+   1,323      0   --     560    100  459
      BEXTRA         687       0   --     641      0   --      46      0   --

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      4,677   3,615   29   2,942  2,262   30   1,735  1,353   28
      ZITHROMAX    2,010   1,516   33   1,577  1,147   38     433    369   17
      DIFLUCAN     1,176   1,112    6     662    610    9     514    502    2
      VIRACEPT       259     336  (23)    259    336  (23)      0      0   --
      VFEND          200      42  379      93     30  206     107     12  837
      ZYVOX          181       0   --     130      0   --      51      0   --

    -UROLOGY       2,457   1,735   42   1,533  1,017   51     924    718   29
      VIAGRA       1,879   1,735    8   1,103  1,017    8     776    718    8
      DETROL/
       DETROL LA     544       0   --     413      0   --     131      0   --

    -ONCOLOGY        713       0   --     355      0   --     358      0   --
      CAMPTOSAR      299       0   --     268      0   --      31      0   --
      ELLENCE        216       0   --      56      0   --     160      0   --

    -OPHTHALMOLOGY   770       0   --     285      0   --     485      0   --
      XALATAN/XALCOM 623       0   --     258      0   --     365      0   --

    -ENDOCRINE
     DISORDERS       550       0   --     187      0   --     363      0   --
      GENOTROPIN     481       0   --     162      0   --     319      0   --

    -ALL OTHER     3,110   1,584   96   1,819  1,087   67   1,291    497  159
      ZYRTEC       1,338   1,115   20   1,338  1,115   20       0      0   --
      MEDROL         241       0   --     114      0   --     127      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       and Rebif)    759   1,596  (52)    485  1,302  (63)    274    294   (7)

    ANIMAL HEALTH  1,598   1,119   43     738    504   47     860    615   40

    CONSUMER
     HEALTHCARE    3,042   2,535   20   1,649  1,631    1   1,393    904   54

    OTHER            917     436  110     331    177   87     586    259  126

    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    * - Represents direct sales under license agreement with Eisai Co., Ltd. ** - Includes direct sales under license agreement with Pharmacia prior to the acquisition.
    ***- Includes alliance revenue for Bextra and Celebrex under co-promotion agreements with Pharmacia prior to the acquisition.

    M+ - Change greater than one thousand percent.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.

                                  PFIZER INC
                           SUPPLEMENTAL INFORMATION

    SHARES OUTSTANDING AND EPS INFORMATION:
                                                       FY03       FY02

    Shares Outstanding (millions) - Basic EPS       7,212.8    6,155.5
    Basic EPS                                          $.54      $1.48
    Adjusted Basic EPS*                               $1.76      $1.61

    Shares Outstanding (millions) - Diluted EPS     7,285.6    6,241.4
    Diluted EPS                                        $.54      $1.46
    Adjusted Diluted EPS*                             $1.75      $1.59

                                                      4Q03       4Q02
    Shares Outstanding (millions) - Basic EPS       7,585.6    6,105.2
    Basic EPS                                          $.08       $.46
    Adjusted Basic EPS*                                $.53       $.48

    Shares Outstanding (millions) - Diluted EPS     7,668.3    6,186.3
    Diluted EPS                                        $.08       $.46
    Adjusted Diluted EPS*                              $.53       $.48

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. A reconciliation to reported net income and diluted EPS is provided within this document.



    QUESTIONS:

    OVERALL PERFORMANCE

     Q1) How did Pfizer's 2003 performance compare to the company's guidance at its June 2003 analyst meeting?


     A1) The following table summarizes the financial expectations projected at the June analyst meeting and the company's actual results for 2003:

                                              Projection          Actual
         Total Revenues                    $45.0 Billion   $45.2 Billion
         Adjusted Income                   $12.6 Billion   $12.7 Billion
         Adjusted Diluted EPS                      $1.73           $1.75
         Merger-Related Cost Synergies      $1.0 Billion    $1.3 Billion

         A number of factors contributed to the strong results, including the performance of key in-line and recently launched products, the weakening of the U.S. dollar relative to major currencies, the identification of additional synergies and more rapid realization of synergies, and a lower effective tax rate.

         The company met or exceeded all of its financial expectations while also advancing a wide array of strategic and operational imperatives, including:

           * Rapid and effective integration of Pharmacia
           * Successful introduction of new products, including Relpax and Somavert in the U.S. and Bextra, Vfend, and Spiriva in various international markets
           * Limiting the impact of new-product competition (e.g., Crestor, Levitra, Cialis, and Claritin OTC)
           * Continued advancement of the R&D pipeline (e.g., NDA filings of Caduet, Inspra, and pregabalin; initiation of multiple Phase 3 and Phase 2 programs)
           * Effective steps taken on intellectual-property and other legal issues
           * Ongoing business development (pending acquisitions of the cardiology company Esperion and the animal health company CSL; licensing of Macugen for macular degeneration, indiplon for insomnia, and the anti-psychotic asenapine; divestiture of non-strategic businesses and product lines such as Adams and Schick)

     Q2) What factors impacted the change in Pfizer's reported 2003 net income and diluted EPS relative to expectations detailed in the third-quarter performance report?

     A2) Pfizer's 2003 reported net income of $3.9 billion and 2003 reported diluted EPS of $.54 compares to previous estimates of 2003 reported net income of $5.2 billion and of 2003 diluted reported EPS of $.72. The difference is attributable to provisions for two legacy Warner-Lambert legal matters-personal-injury claims related to the diabetes drug Rezulin and governmental investigations of Warner-Lambert's marketing practices related to Neurontin.

     Q3) What are Pfizer's financial expectations for full-year 2004?

     A3) Our expectations for strong financial performance in 2004 remain substantially unchanged. We are comfortable with targets for 2004 revenue of about $54 billion, for 2004 adjusted income of $16.3 billion, and for 2004 adjusted diluted EPS of $2.13. We now project 2004 reported net income of $12.8 billion and 2004 reported diluted EPS of $1.68. The difference between reported and adjusted diluted EPS is attributable to projected incremental purchase-accounting-related intangible amortization/fixed asset depreciation of $2.3 billion, or $.30 per share, and merger-related costs of $1.2 billion, or $.15. Current estimates differ from previous reported net income and diluted EPS estimates of $13.6 billion and $1.77 due to revised valuations of purchased intangible assets and the timing of merger costs. Merger-related cost synergies totaled $1.3 billion in 2003, exceeding our previous estimate of about $1.0 billion. We now project merger-related cost synergies in 2004 of about $3.4 billion, an increase from our previous estimate of about $3.0 billion. We plan to spend about $7.9 billion in R&D during 2004.

         Estimates for both reported and adjusted income for 2004 exclude the results and any gains or losses in connection with the likely divestiture of non-strategic businesses (Diagnostics and Surgical Ophthalmology) and minor product lines, include milestone payments associated with existing co-promotion agreements, are based on current exchange rates, and assume that Pfizer will maintain U.S. marketing exclusivity for the full year for Norvasc and Neurontin.

    PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

     Q4) How is Lipitor performing?

     A4) Worldwide sales of Lipitor totaled $2.648 billion in the fourth quarter of 2003, reflecting growth of 14% compared to the same period in 2002. Lipitor is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product of any kind in the world. Despite the challenges of multiple new competitors (Crestor, Zetia, and generics) both in the U.S. and in international markets, we are more confident than ever that the unsurpassed record of Lipitor in cholesterol reduction and patient safety at all doses will make it the cholesterol treatment patients and physicians choose, and trust, most.

         Despite Crestor launches in the U.K., Canada, the Netherlands, and recently in the U.S., Lipitor continues to post double-digit sales growth, including 10% sales growth in the U.S. in the fourth quarter of 2003, compared to the same period in 2002. In the U.S. specifically, at the similar point post-launch, Crestor is under-performing Lipitor and slightly underperforming Zetia in terms of new-prescription and total-prescription volume. We remain confident Lipitor will maintain its status as the statin of choice, based on its excellent safety and efficacy and proven track record of getting patients to goal.

         Regarding Zetia, its market share in the U.S. in recent weeks has remained relatively flat at 5.1%, indicating that it may have gained initial share from statin-intolerant patients (estimated at about 5% of the market) and is being used in limited cases where statin therapy has not been sufficient to get patients to goal.

         With 45% of total prescriptions in the U.S. lipid-lowering market in 2003, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. Lipitor Flexible Start provides physicians with the multiple starting doses that, used appropriately, can reduce LDL cholesterol by up to 50%. The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000
         patients and in more than 67 million patient years of therapy.   In
         addition, the American Journal of Cardiology recently published a safety analysis of 44 completed Lipitor clinical trials with more than 9,000 patients that found no cases of rhabdomyolysis or myopathy and no dose relationship between the overall incidence of side effects across the 10 mg-80 mg dosing range.

         There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of Americans that are in need of medical therapy for high cholesterol, only one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment. Evolving treatment guidelines continue to encourage the use of statin therapy. The National Cholesterol Education Program III guidelines substantially increased the number of patients eligible for statin therapy, mainly through the inclusion of diabetic patients. Unfortunately, despite widespread acceptance of the guidelines by physicians, we have not seen a change in the diagnosis or treatment pattern, leaving patients untreated who could benefit from cholesterol therapy.

         Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) also expand Lipitor's patient base. The ASCOT study showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. As a result, the study was stopped two years early because of its favorable results. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine.

         REVERSing Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) is a major comparative trial that explores the benefits on atherosclerosis progression of aggressive lipid lowering with Lipitor 80 mg versus moderate lipid lowering using Pravachol 40 mg. Results from this trial were presented at the American Heart Association meeting in November 2003. Lipitor demonstrated the ability to halt the progression of atherosclerosis compared to Pravachol, which slowed the progression of disease. Importantly, Lipitor 80 mg was shown to have a comparable safety profile to Pravachol 40 mg.

         The Collaborative Atorvastatin Diabetes Study (CARDS) became the second Lipitor trial to end early because of efficacy (ASCOT was the first). The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. Preliminary results of the CARDS trial showed a significant reduction in heart attacks, strokes, and other coronary events in patients with type 2 diabetes with no previous history of heart disease or stroke but with some cardiovascular risk factors other than diabetes. Results from CARDS will further expand the patient population for Lipitor and reinforce its efficacy and safety profile.

     Q5) How is Norvasc performing?

     A5) Norvasc sales grew 17% in the fourth quarter of 2003 to $1.245 billion, compared to the same period in 2002. Norvasc is the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. The product has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide. Recently approved labeling for Norvasc discusses the results of studies conducted with pediatric patients.

         Beyond Norvasc's current leadership, there continues to be an opportunity for growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, both the National Heart, Lung, and Blood Institute (NHLBI) in the U.S. and the European Society of Hypertension-European Society of Cardiology issued new hypertension guidelines that call for early and aggressive blood-pressure management and acknowledge that the majority of patients may require two or more medications to reach their blood-pressure targets. The new NHLBI guidelines include the Healthy People 2010 goal, which is to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently 69% of American adults with hypertension are not at their blood-pressure goal.

         In December 2002, the NHLBI published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved more than 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over age 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

     Q6) How is Zoloft performing?

     A6) Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
         (SSRI), increased 16% to $898 million in the fourth quarter of 2003, compared to the same period in 2002. Zoloft is the most-prescribed SSRI in the U.S. It has proven efficacy, safety, and tolerability in treating mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Zoloft is approved for six mood and anxiety disorders, including depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), pre-menstrual dysphoric disorder (PMDD), and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all these indications with the exception of PMDD. This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression and anxiety disorders affect approximately 20 million and 25 million Americans, respectively, with up to 58% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature because these disorders tend to be chronic.

         As an example of Zoloft's demonstrated safety, it has been proven safe for both the acute and long-term treatment of OCD in children and adolescents. In June 2003, the FDA issued an approvable letter to include the safety information from two trials in pediatric depression in the Zoloft package insert. Also in June 2003, the FDA's office of pediatric therapeutics examining the results of a one-year safety review of Zoloft in pediatric populations concluded that there were no safety signals calling for FDA action beyond ongoing monitoring of adverse events. In September 2003, the FDA issued an approvable letter to add safety information regarding the treatment of depression in children and adolescents, providing positive labeling on weight gain, which contrasts with the negative labeling provided to fluoxetine (Prozac).

         In December 2003, the U.K. Medicines and Healthcare products Regulatory Authority (MHRA) mandated that all SSRIs, including Zoloft, and selective norepinephrine receptor inhibitors (SNRIs) be contraindicated in children and adolescents with major depression except for Prozac, which they believe shows a positive risk/benefit profile. An advisory panel reaffirmed that Zoloft is safe and effective in children and adolescents with OCD. Pfizer does not agree with the MHRA's conclusions or recommendation. Pfizer's controlled clinical-trial data in pediatric and adolescent depression shows no statistically significant association between use of Zoloft and either suicidal ideation or suicidal behavior in depressed pediatric and adolescent populations. The efficacy data from the two placebo-controlled trials of Zoloft in pediatric and adolescent depression, although short of the rigorous statistical threshold required for regulatory determinations of efficacy, showed substantial evidence of Zoloft's clinical effectiveness in pediatric and adolescent depression. The data from these studies were recently published in the Journal of the American Medical Association.

         After reviewing the results of a large, double-blind, placebo-controlled study that examined the safety and efficacy of Zoloft in depressed hospitalized patients with acute myocardial infarction or unstable angina, the FDA issued an approvable letter in December 2003.

         Zoloft's efficacy in various populations was further strengthened by numerous new publications. In a prospectively defined pooled analysis of two placebo-controlled trials of Zoloft for the treatment of depression in children and adolescents, published in the Journal of the American Medical Association, Zoloft was proven to be safe and effective in treating this population. Two additional publications demonstrated the efficacy of Zoloft in co-morbid populations. A 26-week double-blind comparison of Zoloft and imipramine in patients with co-morbid depression and panic disorder was published in the
         Journal of Clinical Psychiatry.   An analysis published in the
         September issue of Comprehensive Psychiatry demonstrated significant efficacy for Zoloft in patients experiencing co-morbid PTSD and depression and/or other anxiety disorders.

     Q7) How is Neurontin performing?

     A7) Sales of Neurontin, indicated for adjunctive therapy in epilepsy and, in some markets, certain forms of neuropathic pain, increased 16% to $788 million in the fourth quarter of 2003, compared to the same period in 2002. Almost 10 million patients have been prescribed Neurontin in the U.S. since its approval in 1994. Neurontin is available in more than 100 countries.

         Neurontin has been approved in more than 60 markets for treatment of a range of neuropathic-pain conditions. Pfizer is focusing both on educational initiatives targeted at improving the management of neuropathic pain and efforts to ensure that Neurontin is effectively prescribed and that the recommended dose of 1,800 mg per day is achieved over a period of 15 days. To support these efforts, new 600 mg and 800 mg scored tablets are being introduced in the first quarter of 2004, making it easier for the patient to achieve the recommended dose of 1,800 mg/day.

         The FDA approved Neurontin in May 2002 for the management of neuropathic pain associated with post-herpetic neuralgia (PHN). PHN is most commonly described as a burning, stabbing, and shock-like pain in the area affected by herpes zoster, persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles, the same virus that causes chickenpox in 95% of Americans by age 18. Following a bout of chickenpox, the virus lies dormant in nerve tissues. However, in an estimated one out of seven people over the course of a lifetime, the virus can reappear as shingles. In the U.S. alone, more than one million new cases of shingles are diagnosed each year. Approximately 10%-15% of all patients with shingles develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

     Q8) What is the status of Xanax XR?

     A8) Xanax XR is the first and only once-a-day benzodiazepine. It is an extended-release formulation of Xanax and was approved by the FDA in January 2003. Its benefits, in addition to once-daily dosing, include a rapid onset of action and all-day efficacy. Its unique pharmacokinetic profile reduces the rapid plasma peaks and troughs of Xanax, allowing for a smooth, sustained absorption. Xanax XR was launched in the U.S. in June 2003 to psychiatrists, who write about 20% of the benzodiazepine market prescriptions, and in September 2003 to primary-care physicians, who write more than 50% of these prescriptions. Clinical programs are under evaluation, including a study in pediatric patients.

     Q9) How is Aricept performing?

     A9) Aricept continues to lead the Alzheimer's-disease (AD) market with a 65% worldwide market share, $1.4 billion of annual sales, and more than one billion cumulative patient days of therapy prescribed. Its strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability. About 10% of people over 65 suffer from AD, including 4 million Americans. Aricept is approved for the treatment of symptoms of mild to moderate AD.

         Approximately 1.3 million Americans suffer from vascular dementia
         (VaD), the cognitive decline following a stroke. AD and VaD account for 90% of all diagnosed dementia cases in the U.S. VaD is second only to AD as the most common form of dementia in most parts of the world. In June 2003, the FDA issued a non-approvable letter for use of Aricept in VaD. Eisai is committed to bringing Aricept to patients with VaD and will work with the FDA to that end. The filing in the E.U. for VaD was submitted through the mutual recognition procedure in November 2002, and regulatory review is ongoing.

    Q10) How is Geodon performing?

    A10) Sales of Geodon totaled $105 million in the fourth quarter of 2003, up 33% compared to the same period in 2002. More than 2.4 million prescriptions have been written for Geodon for more than 500,000 patients worldwide. It has been approved in 64 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon remains the first and only atypical antipsychotic available in both an oral and a rapid-acting intramuscular dosage form. Schizophrenia affects approximately one in every 100 people. It is among the most disabling of chronic mental illnesses, presenting in early adults and often persisting throughout adult life, with devastating effects on sufferers and their families.

         In clinical trials, Geodon was shown to be as effective as Risperdal and Zyprexa in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than Risperdal and significantly less weight gain and adverse changes in other metabolic indices (lipid levels, glucose control) than Zyprexa. A study published in the May 2003 issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the symptoms of patients when switched from other anti-psychotics, including Zyprexa and Risperdal. In addition, Geodon was shown to reverse some of the negative effects these agents had on body weight and metabolic parameters. In June 2003, Pfizer introduced the Metabolics Matter program, an education series for psychiatrists designed to raise the level of awareness of metabolic complications associated with some atypical antipsychotic therapies. Metabolic complications include weight gain, diabetes, and increases in LDL cholesterol and triglycerides.

         Geodon has been approved in Brazil and Mexico for the treatment of acute mania in bipolar disorder. A recently completed clinical program supported a U.S. filing submission for this indication in October 2003. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. In addition to providing rapid efficacy for this use, Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

         On September 17, Pfizer received an FDA request for a diabetes class warning. In this request, the FDA acknowledges that the relationship between atypical antipsychotic use and adverse events relating to diabetes has not been completely described, and that there is less evidence associating Geodon with diabetes than for the older atypical antipsychotics. However, the FDA expressed their belief that the safe use of Geodon can be enhanced by informing prescribers and patients about the potential for these events to occur and requested the use of specific wording in the prescription labeling.

         On September 19, Pfizer responded to this request by stating that Geodon has not been associated with an increased risk for diabetes. Evidence from clinical trials has consistently demonstrated that Geodon has a weight-neutral profile overall. Data also show that Geodon did not adversely affect patients' fasting insulin levels, the HOMA-IR insulin resistance index, total cholesterol and triglyceride levels, and blood-sugar levels. Additionally, several published studies indicate that the degree of risks for metabolic complications-including diabetes-can vary considerably among atypical antipsychotics. On November 24, Pfizer submitted a full response to the FDA's request for class labeling that contained a summary of the relevant data and a proposal for Geodon labeling that did not include the class warning but instead focused on Geodon's metabolic advantages. Pfizer will work closely with the FDA to review the requested class-label change regarding risk for hyperglycemia and diabetes associated with several atypical antipsychotics. Pfizer's goal is to ensure that physicians and patients are best served by the inclusion of appropriate and correct information in the prescribing information for Geodon.

    Q11) How is Relpax performing?

    A11) Relpax, an oral 5HT 1b/1d agonist for the acute treatment of migraine, had sales of $28 million in the fourth quarter of 2003.
         The product has been launched in more than 25 countries, including the U.S., Japan, Italy, France, Germany, and Spain. Launched in the U.S., the largest migraine market, in March 2003 as the seventh triptan in a competitive category, Relpax has already surpassed three of its competitors and is achieving more than 6.6% of new prescriptions and strong formulary access. Relpax was launched in Japan in June 2002 and now has 28% of the triptan market there. In France, Relpax sales have surpassed those of Imigran, and it is the number 1 choice by neurologists in new and switched patients.

         There are an estimated 28 million migraine sufferers in the U.S. and more than 72 million in major markets-approximately one in five women and one in 15 men-yet this disorder remains significantly underdiagnosed and undertreated. This unmet medical need results in significant pain and disability for the sufferer, a considerable impact on their family, and absenteeism and lost productivity in the workplace, costing American employers alone about $13 billion annually. With demonstrated medical marketing and sales expertise, Pfizer is reaching out to the large global population of migraine sufferers who can benefit from diagnosis and treatment with Relpax.

         In addition to an extensive clinical-trial program involving more than 11,000 patients worldwide, Pfizer has demonstrated its commitment to enhancing communication between physicians and migraine sufferers with the rollout of ID-Migraine. This validated screener enables busy primary-care physicians to identify untreated migraine sufferers using three simple questions. In a study published in the journal Neurology, Dr. Richard Lipton and colleagues discuss the scientific work that has been done to validate IDMigraine and the utility of such a tool in uncovering untreated sufferers.

         Currently in the U.S., many migraine sufferers self-treat with over-the-counter (OTC) medications, such as non-steroidal anti-inflammatory drugs (NSAIDs). These medications are often not effective when used to treat moderate and severe migraine attacks, so it is not surprising that two-thirds of sufferers report being dissatisfied with their current treatment. Published data demonstrate that Relpax 40 mg provides better and more sustained relief from the symptoms of migraine than sumatriptan. Two controlled studies published in late 2003 demonstrate that Relpax
         40 mg also provides significantly more sustained relief than zolmitriptan or naratriptan. In addition to its demonstrated efficacy and tolerability as a first-line treatment for migraine, data show that Relpax 40 mg is an excellent treatment option for patients who had previously failed to obtain adequate relief with other prescription or OTC migraine medications, such as Excedrin Migraine, NSAIDs, Fiorinal/Fioricet, Imitrex, and Maxalt. Relpax
         40 mg was also well tolerated in these patients, a finding that is consistent with a large safety review published in the October edition of Headache.

    Q12) How is Celebrex performing?

    A12) Sales of Celebrex totaled $810 million in the fourth quarter of 2003. Celebrex is the number 1 COX-2-specific inhibitor in the world, having the broadest range of approved indications. It provides strong efficacy, excellent tolerability, and a proven safety profile in providing relief for the pain and inflammation of osteoarthritis
         (OA), rheumatoid arthritis (RA), acute pain, and primary dysmenorrhea. Since its launch in 1999, Celebrex has accumulated more than 10 million patient years of use and more than 149 million prescriptions worldwide, demonstrating efficacy and tolerability among a patient population whose need for long-term, effective relief of pain and inflammation is great. In 2003, about 23.5 million U.S. total prescriptions were written for Celebrex, which made it the number 1 prescribed arthritis brand. Pharmacia and Yamanouchi jointly submitted a filing for Celebrex in Japan in December 2002.

         We are continuing to demonstrate Celebrex's safety advantages. In an independent analysis that included our entire Celebrex arthritis clinical-trial database, no evidence of increased cardiovascular risk was found, relative to both conventional NSAIDs and placebo. The gastrointestinal safety of Celebrex was studied with a novel endoscopy approach-a camera inside a tiny capsule. A study presented at the annual meeting of gastroenterologists (Digestive Disease Week
         2003) showed that Celebrex is associated with significantly fewer ulcer-like lesions in the small bowel compared to a combination of the non-selective NSAID naproxen and the proton pump inhibitor (PPI) omeprazole. This incidence of small-bowel lesions was nine times higher in patients taking the NSAID/PPI combination. Each year in the U.S. alone, thousands of people die and more than 100,000 are hospitalized from serious side effects of NSAIDs.

         In addition, Celebrex is approved in the U.S. to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis
         (FAP)-a rare and devastating genetic disease that may result in colorectal cancer-as an adjunct to usual care. In October 2003, the E.U. approved celecoxib (using the brand name Onsenal) for FAP.

    Q13) How is Bextra performing?

    A13) Sales of Bextra totaled $266 million in the fourth quarter of 2003. Since launch in April 2002 for the relief of the pain and inflammation of osteoarthritis (OA) and rheumatoid arthritis (RA) and for the treatment of primary dysmenorrhea, U.S. physicians have dispensed approximately 15.5 million total Bextra prescriptions to more than 5.0 million arthritis and dysmenorrhea patients. In December 2003, Bextra achieved a 9.3% share of new prescriptions in the U.S. NSAID market; Celebrex and Bextra together achieved a new-prescription share of 24.8%. The new-prescription market share of Pfizer's COX-2 franchise has grown from 18.9% in 2001 for Celebrex alone, to 23% in 2002 and 24.1% in 2003 for Celebrex and Bextra. Bextra received marketing approval in the E.U. in May 2003 for treatment of OA, RA, and primary dysmenorrhea. It has already been launched broadly throughout Europe, including the U.K. and Germany; in Canada; and across most of Latin America, where the indications include acute pain.

         Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen. In controlled comparative arthritis trials of up to 26 weeks, Bextra in daily doses of 10 mg or 20 mg demonstrated an incidence of edema and hypertension similar to comparator NSAIDs.

         Pfizer is investigating Bextra in a number of pain states, including migraine, for which a U.S. filing submission was made in November 2003; perioperative oral-surgery pain; and various acute-pain states, including acute gout. Results of a single-attack, proof-of-concept study in migraine presented at the American Headache Society meeting in June 2003 demonstrated that Bextra provided significantly greater headache relief than placebo in the acute treatment of migraine.

    Q14) What is the status of Dynastat?

    A14) Pfizer's portfolio of COX-2-specific pain relievers is expanding with the addition of Dynastat (parecoxib), the first injectable COX-2. Dynastat provides rapid and long-lasting pain relief for post-surgical and acute-pain patients, offering the COX-2 safety and efficacy profile to new targets in pain management.

         As the pro-drug of Bextra, Dynastat provides a unique opportunity to offer consistent COX-2 pain management through step-down therapy in those markets with an acute-pain indication. The distinctive "pro-drug" profile of Dynastat allows clinicians the opportunity to use it in the perioperative setting and discharge patients from the hospital with a Bextra prescription. With Dynastat, patients experience fewer opioid side effects following surgery, and hospital resource utilization and recovery time are reduced. As of the end of 2003, Dynastat had been launched in approximately 30 markets and will be launched in approximately 15 additional markets in 2004. Dynastat is expected to be submitted for FDA approval in the U.S. during the first half of 2004.

    Q15) How is Zithromax performing?

    A15) Sales of Zithromax, the world's largest-selling antibiotic, increased 35% to $791 million in the fourth quarter of 2003, compared to the same period in 2002. The product continues to experience strong growth, in part due to a severe flu season in the U.S. Zithromax is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children to treat common respiratory-tract infections.

         Zithromax continues to revolutionize antibiotic treatment in the U.S. with the only available single-dose treatment for otitis media. The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease (COPD), with the product given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Zithromax is recommended for first-line treatment for community-acquired pneumonia.

         On January 20, 2004, Pfizer announced that the FDA had approved Zithromax as a once-daily, three-day treatment for acute bacterial sinusitis (ABS). Zithromax is the only antibiotic approved as a three-day treatment regimen for ABS, an acute infection of the sinuses most often caused by the pathogens Strepococcus pneumoniae, Haemophilus influenzae, or Moraxella catarrhalis. Approximately
         20 million Americans develop ABS annually, with symptoms that generally last longer than 10 days and perhaps as long as three months, resulting in an estimated 25 million physician visits and associated healthcare costs of up to $6 billion. In one randomized, double-blind study, Zithromax 500 mg taken once daily was compared with the antibiotic Augmentin (amoxicillin/clavulanate) 500/125 mg three times daily for 10 days. Clinical efficacy for the three-day dosage of Zithromax was comparable to 10 days of Augmentin. Furthermore, 99% of patients taking Zithromax once daily for three days completed the course of therapy, versus 82% for Augmentin.

         Zithromax is being studied as a possible treatment of drug-resistant malaria. Malaria afflicts 300 million people worldwide, mainly in developing countries, and leads to one million deaths annually.
         Phase 2 clinical tests showed that Zithromax and chloroquine combined are about three times as effective against malaria as either drug alone. Phase 3 studies are underway.

         Results of a study with Zithromax in cystic fibrosis (CF) were published in the October issue of the Journal of the American Medical Association. The results of the trial showed that patients who took Zithromax three times a week for six months experienced a 6% improvement in lung function on average and nearly a 50% decrease in days spent in the hospital for pulmonary exacerbations, and they gained weight, which is a positive effect for people with CF. Zithromax is not indicated for the treatment of CF.

    Q16) How is Diflucan performing?

    A16) Sales of Diflucan, the leading systemic antifungal in the world, were relatively unchanged at $319 million in the fourth quarter of 2003, compared to the same period in 2002. The product treats fungal infections often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. It is also effective as a single-dose oral treatment for vaginal candidiasis. Diflucan sales were adversely impacted by the entry of generic oral fluconazole products after Diflucan lost patent exclusivity in much of Europe in March 2003. Diflucan has now lost patent protection in Japan, the U.K., and Germany.

    Q17) How is Zyvox performing?

    A17) Sales of Zyvox totaled $78 million in the fourth quarter of 2003. Physicians worldwide are gaining greater experience with Zyvox in treating serious Gram-positive infections. The product has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This uniqueness means there is no cross-resistance with other antibiotics. Zyvox is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some patients dosed intravenously in the hospital to return home and initiate on the oral form of Zyvox at the earliest appropriate time. In December 2002, the FDA approved Zyvox for the treatment of Gram-positive infections in infants and children.

         The increasing incidence of infections caused by methicillin-resistant Staphylococcus aureus (MRSA) and multi-drug-resistant enterococci, and the associated morbidity and mortality, have renewed the major challenge of managing Gram-position pathogens in the hospital setting and demand appropriate attention and intervention. The Centers for Disease Control and Prevention estimate that nosocomial (hospital-derived) infections from all microorganisms cost nearly $5 billion a year in extra medical treatment, directly cause 19,000 deaths per year, and contribute to 58,000 deaths annually, making these infections the 11th-leading cause of death in the U.S.

         New indications are being pursued for Zyvox to address limited therapeutic options and unmet needs. In July, Zyvox was approved by the FDA for the treatment of diabetic foot infections, without osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. Zyvox is the first and only oral antibiotic approved for the treatment of MRSA infections. Foot ulcer is a potentially serious complication that threatens an estimated 15% of the 17 million people with diabetes in the U.S. Among diabetes patients who develop a foot ulcer or wound, approximately 6% will be hospitalized because of the infection or other ulcer-related complications. Serious infections can lead to long-term debilitation and, in the most severe cases, amputation. Diabetes is the leading cause of non-traumatic lower-extremity amputations in the U.S.

         Emerging data showing Zyvox's advantages versus vancomycin continue to be presented at scientific conferences. In October 2003, important new data were presented at the Infectious Diseases Society of America meeting. In one study, Zyvox was shown to be more effective than vancomycin in treating patients with complicated skin and soft-tissue infections caused by MRSA. The study also showed shorter intravenous therapy and reduced hospital stays among patients treated with Zyvox.

         In addition, a retrospective analysis from two prospective, randomized, double-blind studies published in Chest in November 2003 found that initial therapy with Zyvox was associated with significantly better survival and clinical cure rates than vancomycin in patients with nosocomial pneumonia due to MRSA.

    Q18) How is Vfend performing?

    A18) Sales of the antifungal Vfend were $62 million in the fourth quarter of 2003. The product has been launched in 37 countries, including the U.S. and most major overseas markets. It is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei). Vfend can be administered both orally and intravenously, unlike most current treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner. The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany. In November 2003, Vfend was approved by the FDA for treatment of esophageal candidiasis. In December 2003, the product was approved by the FDA in an oral-suspension dosage form suitable for patients unable to swallow the tablet. The EMEA has issued a positive opinion on the oral-suspension dosage form. Pfizer is preparing a regulatory submission for use of Vfend in treatment of candidemia in non-neutropenic patients.

         In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immuno-compromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. In addition, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

    Q19) How is Viagra performing?

    A19) Viagra is the world's most recognized pharmaceutical brand. Sales of Viagra for erectile dysfunction (ED) grew 4% to $509 million in the fourth quarter of 2003, compared to the same period in 2002. It is among the most widely prescribed medications, with more than 170 million prescriptions having been written since launch by more than 750,000 physicians for more than 23 million men worldwide, including nearly 14 million men in the U.S.

         Viagra is performing very well in the increasingly competitive worldwide market. As of November 2003, the ED market in Europe had grown 24% year-over-year. Viagra had a 67% market share versus 16% for Cialis and 6% for Levitra, based on January-November audited sales. European sales of Cialis continue to be flat, having reached a plateau after only six months on the market. The impact of Levitra in European markets has been minimal. In the U.S., where Levitra and Cialis have now been launched, Viagra continues to dominate, with an 81% share of new prescriptions and a 92% share of total prescriptions over this time period. Weekly new prescriptions as of January 2, 2004, show that Viagra leads with 77% market share, followed by Levitra with 14% and Cialis with 7%. Viagra's share of total prescriptions is 86%, followed by Levitra and Cialis with market shares of 8% and 3%, respectively. In some markets where we capture prescription switching dynamics, we see that many patients who have tried Cialis are returning to Viagra. This is consistent with spontaneous physician reports of patient dissatisfaction with Cialis due to slow onset of action and poor-quality erections. In a study demonstrating onset of action for Viagra that was published in the September issue of Urology, 30% of men achieved erections within 14 minutes and more than half within 20 minutes. We expect Viagra to continue to dominate the ED market due to its unsurpassed medical profile.

         The efficacy and safety of Viagra have been demonstrated in more than 120 clinical trials worldwide and in more than five years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, diabetes, and spinal-cord injury.

         Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. The ED market is significantly underdiagnosed and undertreated. While about half of American men age 40 to 70 are affected with ED to some degree, only one out of three men with ED in the U.S. and one out of ten such men worldwide are seeking treatment. Considering that ED may be a symptom of more serious medical conditions, continued public awareness is vital to improving overall men's health. Direct-to-consumer advertising has been effective in encouraging more men to see a physician and in generating brand loyalty for Viagra.

         Viagra continues to be studied in pulmonary arterial hypertension
         (PAH). European regulatory authorities recently granted orphan-drug status for the use of Viagra, pending regulatory submission and approval, for the treatment of PAH, thus providing ten years of exclusivity for that indication. Findings of a new study, published in the July 2, 2003, issue of the Journal of the American College of Cardiology, showed that adding Viagra to inhaled iloprost therapy improved exercise capacity and lung hemodynamics in patients with severe PAH. The results suggest the potential of Viagra for treatment of patients with PAH either as single or adjunctive therapy. Viagra is being studied for PAH in both children and adults.


    Q20) How is Detrol/Detrol LA performing?

    A20) Sales of Detrol/Detrol LA totaled $234 million in the fourth quarter of 2003. Detrol and Detrol LA are effective and well-tolerated treatments for overactive bladder (OAB) patients with the symptoms of urinary urge incontinence, urgency, and frequency. Detrol is the leading OAB product worldwide, and Detrol LA is an extended-release formulation taken once a day. More than 50 million patients worldwide suffer from OAB, including about one in 11 adults in the U.S. (17 million people). At least 16% of the U.S. population over age 40 report having chronic and troublesome symptoms of OAB. Detrol has been granted pediatric exclusivity by the FDA, extending the expiration of the composition of matter patent from March 2012 to September 2012.

    Q21) How is Camptosar performing?

    A21) Sales of Camptosar totaled $83 million in the fourth quarter of 2003. Because of the important survival benefit Camptosar provides, it is one of the standard treatments and one of the most widely studied therapies in colorectal cancer. It is a semisynthetic camptothecin derivative indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin and as second-line treatment for advanced colorectal cancer following failure of initial 5-fluorouracil-based therapy. Camptosar inhibits the activity of the enzyme topoisomerase 1, which is essential for cancer-cell division. Colorectal cancer is the second-leading cause of cancer deaths in the U.S. When detected early, 90% of colorectal-cancer patients survive five years or more. However, only 37% of colorectal cancers are diagnosed in early stages. The product is being studied in both neo-adjuvant and adjuvant settings for colorectal cancer and in more than 15 other tumor types.

         Only combination therapy with Camptosar has consistently proven to offer survival advantages in metastatic colorectal cancer. Patients receiving Camptosar have been proven to live significantly longer and, because it is generally well tolerated with manageable and noncumulative toxicities, they are more likely to remain on therapy. This has been recently shown in the Tournigand study, which demonstrated the potential to achieve median survivals in excess of 20 months using sequential first- and second-line therapies. The authors of the study suggested the need to consider treatment tolerability when establishing the sequence of agents.

         Camptosar is being successfully combined with C-225 (Erbitux) and bevacizumab (Avastin), the first successful combinations of molecular-targeted agents with chemotherapy treatments. A recently published study showed a median survival of 20.3 months for patients receiving Camptosar/5-fluorouracil/leucovorin in combination with Avastin.

         Pfizer's commitment to oncology is demonstrated by the breadth and depth of our clinical-development efforts, with more than 510 clinical trials ongoing for marketed products and nearly 80 for pipeline products.

    Q22) How is Xalatan/Xalcom performing?

    A22) Sales of Xalatan/Xalcom totaled $266 million in the fourth quarter of 2003. Xalatan/Xalcom is the first ophthalmic medicine to achieve $1 billion in annual sales (includes 2003 sales of Xalatan/Xalcom prior to our acquisition of Pharmacia in April). Xalatan, a prostaglandin indicated for the treatment of open-angle glaucoma and ocular hypertension, is the number 1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta blocker timolol.

         Glaucoma is a group of eye diseases, characterized by elevated intraocular pressure (IOP), damage to the optic nerve, and visual-field loss, that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

         A comparative study (XLT) featuring the prostaglandins Xalatan, Lumigan, and Travatan was published in the May 2003 issue of the American Journal of Ophthalmology. The study demonstrated no significant difference in efficacy among the three treatments in reducing IOP, while patients on Xalatan had significantly fewer reports of hyperemia (redness of the eyes) than those treated with Lumigan. Side effects such as hyperemia can affect patient compliance, and glaucoma patients who don't take their medicine risk further progression of the disease and eventual permanent loss of vision.

         The European Glaucoma Society published new glaucoma guidelines in August 2003. This revision of the 2000 publication strongly positions Xalatan and Xalcom for treatment of first- and second-line patients, respectively. Specifically, the new guidelines include prostaglandins as first-line therapy for the first time. They also highlight the first-line indication for Xalatan and support the unsurpassed efficacy and lower hyperemia rate of Xalatan compared to other prostaglandins. The guidelines also recommend adding a second drug for combination therapy for second-line patients who do not achieve full control on the first-line medication, thus positioning Xalcom as second-line.

         The Ocular Hypertension Treatment Study published in June 2002 in Ophthalmology demonstrated for the first time the benefit of treating ocular hypertensive patients who have not yet developed glaucoma. Ocular hypertension is a major risk factor for glaucoma and a potential source of significant market expansion. By treating patients with IOP-lowering therapies, including Xalatan or other therapies, the study showed a 60% reduction over five years in the development of glaucoma.

         Future Xalatan/Xalcom global sales growth is expected to come from continued share growth and market expansion. While the U.S. glaucoma market has been experiencing low unit growth, about one third of diagnosed glaucoma patients are not currently treating their condition with IOP-lowering therapy. Only 10-15% of ocular hypertensive patients are currently being treated with IOP-lowering therapy in the U.S. Considering that these patients can continue to lose optic-nerve function, possibly resulting in visual-field loss, patient education is critical to increasing the number of appropriately treated patients. A targeted national patient education program was launched in the U.S. in selected journals during the fourth quarter to encourage diagnosed glaucoma and ocular-hypertension patients to seek educational materials on glaucoma and ocular hypertension and to see an ophthalmologist to discuss diagnosis and treatment options.

    Q23) What is the status of Genotropin?

    A23) Sales of Genotropin totaled $205 million in the fourth quarter of 2003. Genotropin is the world's leading human recombinant growth hormone, with about one-third of the worldwide market. It is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi syndrome, and for adult patients with growth-hormone deficiency. Growth-hormone deficiency affects thousands of children and 50,000-70,000 adult patients in the U.S. alone. Adults can be deficient as a continuation of childhood deficiency or as a consequence of brain trauma or cranial irradiation to treat cancer.

         In the U.S. and Europe, Genotropin is also approved for the long-term treatment of growth failure in children who are born small for gestational age (SGA) and fail to achieve catch-up growth by age two (U.S.) or four (Europe). Three percent of all babies are born SGA each year. While the majority catch up to normal height, as many as 10% do not. In Europe and Japan, Genotropin is also approved for patients with Turner syndrome, a genetic condition affecting one in every 3,000 girls, and for children with chronic renal insufficiency.

         The Genotropin Pen with Geno-Caps, a new device that should help young patients accept their daily treatment, has been introduced in the U.S. and Europe. New medical claims and improved devices are currently under investigation.

    Q24) What factors are driving Zyrtec's growth?

    A24) Sales of Zyrtec, the number 1 branded antihistamine in the U.S. in new prescriptions, grew 14% to $358 million in the fourth quarter of 2003, compared to the same period in 2002. Revenue and prescription gains were achieved despite the 28% decline in year-to-date new prescriptions in the antihistamine market due to the availability of multiple over-the-counter (OTC) branded and private-label loratadine (Claritin) products since December 2002. In fact, Zyrtec was the only branded antihistamine to have increased new prescriptions in 2003.

         Zyrtec's growth in this declining market can be attributed in part to strong performance in a broad range of formulations-tablets, syrup, and the 12-hour decongestant formulation-and for both adult and pediatric patients. The product remains the only prescription antihistamine with a syrup formulation. In October 2002, Zyrtec became the first and only antihistamine, prescription or OTC, approved for treating year-round allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old, expanding on the existing pediatric indication for seasonal and perennial allergic rhinitis and urticaria for children aged two to 11 years. In May 2003, a filing was submitted to the FDA for a new formulation-Zyrtec Chewable Tablets, aimed at the important pediatric market of children six to 12 years old that are still too young to swallow tablets but "too old" for syrup. Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies as well as nasal congestion. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for more than 15% of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

         Underlying Zyrtec's strong sales performance is the differentiation of its efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin. Zyrtec's efficacy is one of the primary reasons why Zyrtec is now also the number 1 prescribed antihistamine among allergists and pediatricians in new prescriptions.

    Q25) What is the status of Spiriva?

    A25) Spiriva is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. The product was discovered and developed by Boehringer Ingelheim (BI). Spiriva has been successfully introduced by Pfizer and BI in more than 40 countries, including Germany, the U.K., Spain, and Canada, where Pfizer records a portion of Spiriva revenue as alliance revenue. BI received an approvable letter for Spiriva from the FDA in December 2002, and BI is working with the FDA to make the product available as soon as possible.

         COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. Long-term smoking is the most frequent cause of COPD, accounting for 80%-90% of all cases. A smoker is 10 times more likely than a nonsmoker to die of COPD, which is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S.

         Data from clinical trials involving more than 3,000 patients worldwide have demonstrated that Spiriva taken once daily is highly effective in providing sustained bronchodilation over 24 hours and is well tolerated, with dry mouth as the main side effect. The use of rescue medication (salbutamol) is significantly less frequent with Spiriva compared to placebo.

         In December 2002, a large clinical trial (UPLIFT-Understanding the Potential Long-term Impact of Function with Tiotropium) was initiated to better characterize the long-term health benefits of Spiriva. UPLIFT is a four-year study that will enroll up to 6,000 patients from 37 countries and will assess if treatment with Spiriva can reduce the accelerated rate of decline in lung function seen in COPD. Patient enrollment in the UPLIFT trial will complete this month.

         Spiriva is now recommended as a first-line maintenance treatment for COPD for all stages of disease severity where maintenance treatment is appropriate (stages 2-4) in the latest Global Initiative for Chronic Obstructive Lung Disease (GOLD) guidelines, the most-referenced COPD treatment/practice guidelines worldwide. First published in 2001, they were recently updated to reflect the latest developments in COPD management. Spiriva is the only new compound to be included in the update.

    Q26) How is Rebif performing?

    A26) Rebif (interferon beta 1-a) has been shown to decrease the frequency of clinical exacerbations and to delay the accumulation of physical disability associated with relapsing forms of multiple sclerosis (MS). The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. Rebif represents another best-in-class Pfizer neurologic product and complements Pfizer's market leadership in the epilepsy, neuropathic-pain, and Alzheimer's-disease categories.

         Rebif was launched by Serono in March 2002 after Rebif made history by breaking orphan-drug status of Avonex by showing superior efficacy, the first time a drug ever broke orphan-drug status based on efficacy. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue. Rebif has been the fastest-growing MS drug in the U.S. since its launch and has shown steady weekly increases in prescription share-almost 18% new-prescription market share and more than 14% total-prescription share since launch. Rebif passed Betaseran in new-prescription share during December 2003.

         MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting about 350,000 Americans. While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

         There continues to be an opportunity for further growth of Rebif in the disease-modifying-drug market, despite Rebif's late entry into a relatively well-treated population. Of the 350,000 Americans that are in need of medical therapy for MS, 75% are currently receiving treatment, but many are not achieving the efficacy they are looking for to halt disease progression. Evolving work in MS does show differences between current treatments and the need to reframe what is considered optimal treatment in MS.

         In late 2003, data from the PRISMS study were presented at the European Committee for Treatment and Research in Multiple Sclerosis meeting. These data support the long-term benefit on relapses, disability, and magnetic-resonance-imaging (MRI) outcomes and excellent tolerability of Rebif taken at the highest dose of 44 micrograms subcutaneously three times daily in the treatment of relapsing-remitting forms of MS. These data provide the most comprehensive long-term clinical and MRI assessment of a cohort of patients with relapsing forms of MS on interferon therapy and highlight the favorable risk-benefit ratio both short-term and long-term.

         In the EVIDENCE trial, the incidence of flu-like adverse events in the Avonex group (53% prior to switching to Rebif) was greater than the flu-like adverse events in the Rebif group. When patients were switched to Rebif, 91% did not experience new flu-like side effects. The efficacy of Rebif versus Avonex was confirmed in a 50% reduction in annualized relapse rate when patients were switched from Avonex to Rebif.

     Q27) What is the status of Somavert?

    A27) Sales of Somavert totaled $2 million in the fourth quarter of 2003 and $5 million for full-year 2003. Somavert is a first-in-class growth-hormone-receptor antagonist indicated for acromegaly, a rare, chronic, and life-threatening condition characterized by hypersecretion of growth hormone and insulin-like growth factor-1 (IGF-1). Somavert was approved by the FDA in March 2003 and launched in the U.S. in April 2003. It was introduced in several E.U. countries in the second half of 2003 and is expected to be widely available in Europe in the first half of 2004. The product is effective in normalizing IGF-1 levels in more than 90% of acromegaly patients, including those resistant to current medical therapies. When not adequately controlled, acromegaly is associated with a mortality rate two to three times that of the general population.

    Q28) How is Inspra performing?

    A28) In October 2003, the FDA approved Inspra for the treatment of congestive heart failure in patients who have had a heart attack (post-myocardial-infarction, or post-MI). Sales in the fourth quarter of 2003 totaled $13 million. The field force will begin detailing the product later this month. A filing for post-MI heart failure was submitted in the E.U. in July 2003. A filing for hypertension was submitted in Japan in September 2002. Approvals for these filings are expected in 2004.

         The approval of Inspra for post-MI heart failure is based on results of the EPHESUS (Eplerenone Post-AMI Heart Failure Efficacy and Survival Study) trial, which showed that Inspra significantly reduced deaths in post-MI heart-failure patients beyond standard therapy, which included angiotensin-converting-enzyme inhibitors (ACE inhibitors) and beta blockers. EPHESUS involved more than 6,600 hospitalized post-MI patients. There was a 15% reduction in the risk of death and a 13% reduction in hospitalization among post-MI heart-failure patients who received Inspra compared to placebo, in addition to standard treatment. EPHESUS was published in the April 2003 issue of the New England Journal of Medicine. Inspra was approved by the FDA for the treatment of hypertension in 2002. Given the significant mortality benefits seen in the EPHESUS trial, the promotional focus of Inspra will be for the treatment of patients with post-MI heart failure.

         Inspra works by inhibiting the effects of aldosterone, a hormone that may contribute to the development and progression of hypertension and heart failure, including damage to blood vessels, the kidney, and the heart. Heart failure is a common progressive disease that often occurs when the heart muscle is weakened after it has been injured from a heart attack or high blood pressure. We expect that Inspra will become an essential component of the standard of care for the approximately 1.8 million post-MI heart-failure patients in the U.S. It is estimated that nearly five million Americans suffer from heart failure, and up to 500,000 new cases are diagnosed each year. Patients who have had a heart attack are five times more likely to develop heart failure than those who have not. Among patients over the age of 65, heart failure is the number one reason for hospital admission and the leading cause of death. The costs to the health-care system for treating heart failure are estimated to be $20 billion to $40 billion annually.

    Q29) What is the status of Caduet (Lipitor/Norvasc dual therapy)?

    A29) Caduet (dual therapy of Lipitor and Norvasc) was filed with the FDA in March 2003. The first E.U. filing was submitted in France, the Reference Member State for Caduet, in the fourth quarter of 2003. We will be pursuing additional E.U. approvals for Caduet through the mutual recognition process. To address the many variations of concomitant lipid and hypertension disorders, Caduet will be available in a wide range of dosing combinations. We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors simultaneously. Current estimates indicate that 9 million deaths and more than 75 million lost healthy years of life annually may be attributed to suboptimal blood pressure or cholesterol levels globally. Guidelines advocate that patients at increased cardiovascular risk require early and aggressive management of multiple risk factors. Between 35% and 50% of patients with high blood pressure also suffer from high cholesterol, and vice versa. This accounts for about 27 million patients in the U.S. alone, of which 21 million have been diagnosed. Currently, only 10% of these patients are treated for both conditions and 43% are treated for neither. As evidenced by the early termination of the lipid-lowering arm of the Anglo-Scandinavian Cardiac Outcomes (ASCOT) trial, concomitant lowering of cholesterol and treatment of hypertension have significant benefit in reducing the risk of coronary heart disease.

    Q30) What is the status of pregabalin?

    A30) A regulatory submission for use of pregabalin in treating diabetic peripheral neuropathy, post-herpetic neuralgia, and generalized anxiety disorder (GAD) and as adjunctive therapy in epilepsy was made in the U.S. in the fourth quarter of 2003. A filing for pregabalin for neuropathic pain and adjunctive therapy in epilepsy was submitted in Europe in March 2003.

         Pregabalin acts by modulating voltage-gated calcium channels in the central nervous system and thereby has the potential to treat a range of neurological, pain, and psychiatric disorders. It is effective in treating neuropathic pain, epilepsy, and GAD and will bring specific improvement over existing treatments in each condition due to the combination of efficacy, rapid onset of action, and ease of use. The efficacy of pregabalin has been demonstrated in nine pivotal trials in two types of neuropathic pain (post-herpetic neuralgia and diabetic peripheral neuropathy), three pivotal studies in epilepsy, five studies in treatment of acute GAD, and one long-term GAD prevention study. The combination of the product's enhanced potency and linear pharmacokinetic profile is expected to make dosing of pregabalin simpler for physicians and patients.

         In addition to the core indications included in the initial applications, we have generated positive data in fibromyalgia. Assuming a positive outcome of planned studies, we intend to submit a filing for pregabalin for a fibromyalgia indication.

    Q31) What is the status of indiplon?

    A31) Indiplon is a unique non-benzodiazepine GABA-A-receptor agonist selective for the alpha-1 subunit. Neurocrine Biosciences, Inc., of San Diego and Pfizer are co-developing and will co-market indiplon in the U.S. for the treatment of transient and primary (chronic) insomnia. Both immediate-release (IM) and modified-release (MR) formulations are expected to be filed for approval. The IR formulation will help patients with sleep-initiation difficulties. The MR formulation will address both sleep initiation and sleep maintenance. Efficacy and safety studies completed to date indicate that the two formulations are efficacious and well-tolerated in both adult and elderly patients, with no evidence of next-day impairment. Enrollment in all Phase 3 trials has been completed.

         The prevalence of insomnia is quite high. In fact, 20-30% of people around the world suffer from insomnia, and 9-12% of insomniacs (about 100 million people) suffer chronically. Despite this high prevalence of insomnia, treatment rates remain very low. For example, approximately 40% of the U.S. population (about 80 million people) report one or more insomnia symptoms annually, while only 16% of these patients are being treated with a prescription medication.

    Q32) What is the status of Macugen?

    A32) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen. This product is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME). The leading cause of irreversible vision loss among Americans over 55, AMD occurs in both wet and dry form. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of
         1.2 million cases in the U.S. alone. Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. DME affects roughly 100,000 Americans with diabetes each year and is the leading cause of blindness in adults under 55. The decreased vision that characterizes DME results from fluid and lipids leaking from retinal blood vessels. Eyetech's Phase 3 development program for wet AMD involves nearly 1,200 patients at 117 investigational sites, the largest clinical development program for this type of product. Phase 3 results were recently announced at the American Academy of Ophthalmology.

    Q33) What is the status of Daxas (roflumilast)?

    A33) Daxas is a novel, once-daily phosphodiesterase-4 (PDE-4) inhibitor in Phase 3 development for both asthma and chronic obstructive pulmonary disease (COPD). Pfizer is in a global collaboration (excluding Japan) with Altana Pharma to develop and promote the product. We expect that Daxas will be the first PDE-4 inhibitor to gain regulatory approval for both asthma and COPD.

    Q34) What is the status of Exubera?

    A34) Exubera is a novel treatment system for the non-invasive delivery of insulin that is being developed for adult patients with type 1 and type 2 diabetes through a collaboration between Pfizer and Aventis. Pfizer is also collaborating with Nektar Therapeutics, developers of the inhalation device and formulation process. The product combines a novel dry-powder formulation of a recombinant human insulin with a customized inhalation system. It is given before meals to reduce the meal-related spikes in glucose levels. The initial Aventis/Pfizer Phase 3 clinical trials are complete and show that Exubera will be a treatment option in adult patients with either type 1 or type 2 diabetes. Exubera demonstrates glucose lowering equivalent to insulin injections and, when used alone or in combination with oral agents, it improves glycemic control as compared to oral agents used alone.

         We continue to augment our Exubera safety and efficacy database with additional targeted clinical studies so that we can provide the most robust efficacy and safety package to regulatory authorities. To date, more than 2,000 patients worldwide have been exposed in Phase 2 and Phase 3 trials, some for up to five years. Convincing efficacy and patient acceptance data are emerging. Recent data showed encouraging pulmonary-safety trends. Data show that early lung-function decline seems to stabilize to rates normally seen with patient aging. Additional pulmonary-safety studies are ongoing.

         Diabetes is a growing health problem that is projected to affect
         300 million people worldwide by 2025. A paper published in the October 8, 2003, issue of the Journal of the American Medical Association estimated that the lifetime probability of being diagnosed with diabetes for Americans born in 2000 is almost 33% for men and almost 39% for women. People with diabetes are at risk of significant complications, including cardiovascular disease, end-stage renal disease, blindness, and other complications that affect quality of life and productivity and result in significant cost to the worldwide health-care system. In the U.S. alone, the direct cost of diabetes in 2002 was $132 billion in medical expenditures and lost productivity. Improved glycemic control, as measured by hemoglobin A1c levels below 7%, has been shown to reduce many of the complications associated with diabetes. Despite this well-known fact, more than half of the people with diabetes are not at optimal glycemic control. Though insulin therapy alone or in combination with oral hypoglycemic agents improves glycemic control, the injection requirements of current insulin therapies are a huge barrier to its use and the attainment of good glycemic control.

    Q35) What is the status of the in-vitro allergy and autoimmune diagnostic testing business?

    A35) On January 19, 2004, Pfizer announced that it had agreed to sell its in-vitro allergy and autoimmune diagnostic testing business for $575 million to Triton and PPM Ventures, Ltd. The transaction is subject to conditions, including regulatory approvals, and is expected to close in the first half of 2004.

    Q36) How did Pfizer's Animal Health business perform?

    A36) Sales of the Animal Health business increased 57% to $508 million in the fourth quarter of 2003, compared to the same period in 2002. These results reflect the addition of the Pharmacia product portfolio and were driven by strong performances by the companion-animal products Rimadyl, Revolution, and Clavamox/Synulox, and cattle biologicals, and by the favorable impact of the weakening U.S. dollar. These benefits were partially offset by the impact of the bovine spongiform encephalopathy issue (mad cow disease) in Canada and increased generic and branded competition. With the acquisition of Pharmacia, Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

    Q37) How did Pfizer's Consumer Healthcare business perform?

    A37) Sales of the Consumer Healthcare business increased 42% to $907 million in the fourth quarter of 2003, compared to the same period in 2002. These results for Consumer Healthcare reflect the addition of the Pharmacia product portfolio; sustained sales strength for Listerine mouthwash, which benefited from the recent U.S. launch of a Natural Citrus flavor; and the favorable impact of the weakening U.S. dollar. These benefits were partially offset by the divestitures of the Nix and Bonine franchises in the first half of 2003.

    LEGAL MATTERS

    Q38) Why did Pfizer decide to resolve most of the pending Rezulin personal-injury claims at this time?

    A38) A combination of factors led the company to conclude that the time was right to enter into agreements to resolve the vast majority of individual Rezulin personal-injury cases and claims pending against Warner-Lambert and, thereby, sharply reduce the scale, expense, and risk of this legacy matter.

         First, after nearly four years of litigation, the company's original assertion remains valid-that for the overwhelming number of diabetic patients who were prescribed Rezulin, it was a safe and effective medication that provided them important benefits to treat their diabetes.

         Second, the company has had a number of litigation successes-both at trial and otherwise. In addition, the company has won a number of important legal rulings that should reduce the risk and expense of the litigation going forward.

         Third, while additional claims may still be brought against the company, we believe it is unlikely that there will be a significant number of additional cases in which the claimants will be able to establish an actual injury associated with Rezulin. Based on the available scientific evidence, the company believes that any alleged injury associated with the use of Rezulin would have occurred, if at all, at the time the medication was taken. Nearly four years have passed since Warner-Lambert withdrew Rezulin from the marketplace and anyone was prescribed the medication. Also, during those years, plaintiffs' lawyers have been aggressively soliciting clients throughout the country.

    Q39) Do these settlements end the Rezulin litigation?

    A39) No. As of January 20, 2004, there remain about 9,300 individuals who have made claims or filed lawsuits who are not a party to the settlements announced. Of these claimants, only about 3,600 have actually filed lawsuits and most of those suits are pending in federal court, with its more uniform standards. The charge announced today includes provisions that Pfizer believes should be sufficient to cover resolution of these remaining cases and claims, either through litigation or, if appropriate, settlement.

         In addition, today's announcement does not resolve certain previously disclosed non-personal-injury claims, including various purported class actions that are pending. The company believes it has strong defenses in these matters and, indeed, it has defeated attempted class certifications in federal court and in California and Texas state courts. As previously reported, the West Virginia Supreme Court of Appeals reversed a lower court's decision denying the plaintiffs' motion to certify a statewide class of allegedly injured users and purchasers of Rezulin. Recently, a state court in Madison County, Illinois, stated that it intends to certify a nationwide class of purchasers seeking a refund. Pfizer believes that class certification is inappropriate in both these cases and that, in any event, the plaintiffs' claims in these cases-that they are entitled to compensation even though there is no evidence they ever suffered an injury from a drug they stopped taking almost four years ago-lack merit.

    Q40) How was Rezulin developed and brought to market?

    A40) Rezulin was developed by Warner-Lambert and the Japanese pharmaceutical company Sankyo. The medication treated insulin resistance, which is the cause of type 2 diabetes, and was effective for many patients whose diabetes had not been controlled with other medicines. The FDA approved Rezulin in 1997 as safe and effective for use as recommended in the labeling.

         After Rezulin's introduction, a small number of patients were reported to have experienced adverse liver effects. Rezulin was voluntarily withdrawn in March 2000 following approval of two new diabetes medications, which the FDA considered to have similar efficacy and fewer side effects. Pfizer acquired Warner-Lambert after Rezulin had been withdrawn from the market.

    Q41) Why did Pfizer take a provision for the Neurontin litigation?

    A41) Pfizer is continuing to cooperate fully with all federal and state investigations, including an ongoing investigation by the U.S. Attorney's Office in Boston. We are attempting to resolve these matters through settlement, and discussions have recently advanced to the point where it is appropriate to take a provision that we believe will be sufficient to resolve all outstanding federal and state governmental investigations related to Neurontin.

    Q42) What is the status of Pfizer's patent litigation?

    A42) Pfizer has seen a number of significant successes in defending its patent rights in the U.S. and abroad for its products, including Diflucan, Vantin, Accupril, Zoloft, Lipitor, and Norvasc. It is defending its basic product patents for Norvasc, Xalatan, and Lipitor, as well as later-expiring patents for Accupril, Zoloft, and Zithromax. In addition, Pfizer has been notified that an ANDA has been filed challenging its basic Celebrex patent, which Pfizer intends to fully defend.

    Q43) Please provide details on some of Pfizer's successes in defending product patents, both in the U.S. and abroad.

    A43) In the U.S., litigation against Ranbaxy with respect to Diflucan has been concluded without trial due to Ranbaxy's abandonment of its patent challenge in November 2003 in view of the expiration of the basic patent in January 2004. In July 2003, Pfizer was awarded a preliminary injunction against Ranbaxy preventing its sales of Pfizer's antibiotic product Vantin, and the decision was affirmed on appeal in December 2003. Pfizer also won two summary-judgment motions in its patent-infringement case against Teva with respect to Accupril, while at the same time Teva lost all four of its motions. The case will now proceed to trial on the one remaining issue that was not decided by summary judgment. Pfizer has also successfully obtained dismissals of declaratory-judgment actions, brought by Dr. Reddy's and Teva, against Pfizer's patent for a polymorph of Zoloft's active ingredient, such actions being part of a recent trend by generic companies to attack innovator patents even when litigation has not been brought against them with respect to their ANDA filings. Internationally, Pfizer confirmed the enforceability of its basic Lipitor patent in Canada, obtained a series of preliminary injunctions against Norvasc generics in Spain, won another series of preliminary injunctions against the Venezuelan Lipitor generics, and recovered substantial damages against Dr. Reddy's in Romania for infringement of its Norvasc patents in that country.

    Q44) What is the status of the Norvasc litigation with Dr. Reddy's?

    A44) In late 2002, the trial court in this case held that Dr. Reddy's amlodipine maleate product did not infringe Pfizer's patent for Norvasc during the patent-extension period received under the Hatch-Waxman statute that expired in February 2003. Pfizer appealed to the Court of Appeals for the Federal Circuit, an oral argument was held on July 9, 2003, and a decision is awaited. We continue to believe that the trial-court decision was wrong and that Dr. Reddy's amlodipine maleate product infringes Pfizer's basic product patent, expiring in July 2006. Norvasc has also received pediatric exclusivity from the FDA, which extends its exclusivity through January 2007.

         Separately, on November 13, 2003, Pfizer initiated litigation against the FDA, challenging the agency's approval of Dr. Reddy's amlodipine maleate product under section 505(b)(2) of the Food, Drug, and Cosmetic Act. Pfizer's suit contends that, in its evaluation of Dr. Reddy's application, the FDA improperly relied on proprietary data Pfizer submitted in confidence to the agency to gain approval for Norvasc. Norvasc contains amlodipine besylate, a different salt of amlodipine than in Dr. Reddy's product.

    Q45) What is the status of the Neurontin patent litigation?

    A45) The summary-judgment motions filed by generic manufacturers in the consolidated New Jersey proceedings remain pending. No trial date has been set.

    FINANCIAL MATTERS

    Q46) Why does the sum of reported diluted EPS for the four quarters individually not equal full-year reported diluted EPS?

    A46) Under U.S. generally accepted accounting principles (GAAP), quarterly computations must stand on their own and, therefore, the sum of diluted EPS numbers for each of the four quarters of 2003 does not equal full-year diluted EPS. Diluted EPS for each quarter of 2003 is computed using the weighted-average number of common shares outstanding during the quarter, while diluted EPS for the full year is computed using the weighted-average number of common shares outstanding during that more extended period.

         The weighted-average number of common shares outstanding is higher for the four quarters of 2003 than for the full year as a result of the issuance of approximately 1.8 billion common shares to complete the Pharmacia acquisition on April 16, 2003. This significant increase in the number of common shares outstanding from the first quarter has resulted in our having differing bases of shares outstanding and therefore the results are not additive, as shown below.

         (millions, except
          per-share data)            1Q03     2Q03     3Q03     4Q03     FY03

         Net Income (Loss)         $4,665  ($3,591)  $2,235     $602   $3,910
         Weighted Avg. Number of
          Shares Used to
          Calculate Diluted EPS   6,161.7  7,453.4  7,791.2  7,668.3  7,285.6
         Diluted Income (Loss)
          per Common Share           $.76    ($.48)    $.29     $.08     $.54

    Q47) What impact did foreign exchange have on revenues in the quarter and year-to-date?

    A47) The weakening of the U.S. dollar relative to other currencies, principally the euro, Japanese yen, Canadian dollar, British pound, and Australian dollar, favorably impacted the revenues of legacy Pfizer products in the fourth quarter of 2003 by $418 million and favorably impacted consolidated revenue growth by approximately four percentage points. Year-to-date, the weakening of the U.S. dollar favorably impacted the revenues of legacy Pfizer products by $1.378 billion and favorably impacted consolidated revenue growth by approximately four percentage points. The revenues of legacy Pharmacia products recorded after the April 16th close of the acquisition do not affect the impact from foreign exchange, given their treatment as incremental volume.

    Q48) What is the financial impact of the harmonization of Pfizer's and Pharmacia's accounting and operating practices?

    A48) For 2003, the harmonization of Pfizer's and Pharmacia's accounting and operating practices negatively impacted full-year revenues by approximately $500 million and diluted EPS by $.07. The principal factor was the reduction of legacy Pharmacia wholesale trade inventories, which has been completed. In the fourth quarter, the harmonization of Pfizer's and Pharmacia's accounting and operating practices negatively impacted diluted EPS by approximately $.01, largely due to production variances associated with reductions in internal inventory levels. The harmonization of practices had essentially no effect on fourth-quarter revenues.

    Q49) What cost synergies have been achieved to date from the Pharmacia acquisition, and what level of synergies is anticipated?

    A49) Cost synergies from the Pharmacia acquisition totaled more than $700 million in the fourth quarter of 2003 and $1.3 billion for the full year. Synergies exceeded the $1 billion estimate made at the time of the close of the transaction as additional opportunities have been identified and the elimination of redundancies are being realized more rapidly than initially anticipated. Total merger-related expenditures (income statement and balance sheet) to achieve these synergies were $.7 billion in the fourth quarter of 2003 and $2.7 billion for the full-year 2003. Cumulative cost synergies resulting from the acquisition of Pharmacia are expected to be about $3.4 billion in 2004 and about $4 billion in 2005.
         Synergies will come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures to be incurred during 2003-2005 to achieve these synergies are expected to be in the range of $5.0 to $5.5 billion, pre-tax.

    Q50) Did Pfizer increase prices in the U.S. during the fourth quarter?

    A50) Pfizer announced price increases for certain U.S. pharmaceuticals effective January 2, 2004. The weighted-average price increase, after mandatory discounts, was 4.0%. U.S. wholesaler inventories at the end of the fourth quarter of 2003 were at normal levels.

    Q51) What caused cost of goods sold to increase by 186% in the fourth quarter and 143% for the year?

    A51) Consistent with purchase accounting, Pharmacia's assets, including inventory, were recorded on Pfizer's balance sheet at fair value. As the inventory was sold, cost of goods sold on the income statement reflected the fair market value of the inventory. Sales of this inventory were completed by the end of 2003. The impact of the fair-value markup of Pharmacia's inventory on cost of goods sold was $1.108 billion in the fourth quarter of 2003 and $2.820 billion for the full year. A second factor was a change in product mix, given the addition of legacy Pharmacia's product portfolio, which has a higher product cost relative to legacy Pfizer's product portfolio. A third factor underlying the rate of growth in cost of goods sold was the impact of reflecting cost of goods sold activity for Celebrex and Bextra after the April 16, 2003, acquisition close, compared to reflecting alliance revenue for those products, which had no associated cost of goods sold, for co-promotion of Celebrex and Bextra prior to April 16, 2003. A fourth factor in the increase in cost of goods sold was the unfavorable impact of foreign exchange.

    Q52) What factors affected the 57% and 41% increases in selling, informational and administrative expenses and 53% and 38% increases in R&D spending in the fourth quarter and full year, respectively?

    A52) The rates of expense growth principally reflect incremental expenditures associated with the consolidation of Pharmacia-related activity commencing with the April 16, 2003, close of the acquisition and product support in light of new product competition, partially offset by initial cost synergies from Pharmacia restructuring activities.

    Q53) What were the principal factors affecting other (income)/ deductions-net?

    A53) ($ millions)                        Fourth Quarter      Full Year
         (Income)/Deductions                   2003   2002      2003    2002

         Net Interest Income                     $6   ($37)     ($76)  ($131)
         Co-Promotion Charges and Payments
          for Intellectual Property Rights      100     --       380      32
         Amortization of Finite-
          Lived Intangibles                       6      4        12      28
         Gains on the Sales of Product Lines     --    (14)      (87)    (34)
         Amortization of Finite-Lived
          Intangibles-Purchase-
          Accounting-Related                    994     --     2,171      --
         Other Purchase-Accounting-Related Items (8)    --       (24)     --
         Various Litigation Matters           1,402     --     1,435      15
         Charges to Write Down
          Equity Investments                      8     17        16      45
         Asset Impairment Charges                --     18        --      18
         Other                                  (52)   (32)     (217)    (93)
         Other (Income)/Deductions-Net       $2,456   ($44)   $3,610   ($120)

         Other (income)/deductions-net for the fourth quarter and the full year reflect a significant increase in expenses, including
         $994 million and $2.171 billion, respectively, in amortization of identifiable intangibles associated with the acquisition of Pharmacia. Consistent with purchase accounting, intangible assets are reflected on Pfizer's balance sheet at fair value. The income-statement impact reflects the amortization of these assets over their estimated useful lives (e.g., until patent expiration for a currently marketed product). In addition, provisions totaling $1.402 billion were recorded in the fourth quarter related to two legacy Warner-Lambert legal matters.

    Q54) What was Pfizer's effective tax rate for 2003?

    A54) Pfizer's effective tax rate in calculating adjusted income from continuing operations for 2003 is 22.5%. This rate is lower than the previously estimated rate of 23% due to changes in product mix, tax-planning initiatives, and audit settlements. The estimated effective tax rate used in calculating full-year 2003 reported income from continuing operations is 49.7%. The higher reported effective tax rate primarily reflects the impact of purchase accounting related to the Pharmacia acquisition, as well as the significantly lower tax offset related to our litigation settlements.

    Q55) What is the status of Pfizer's share-purchase program?

    A55) Pfizer's financial strength and flexibility have allowed the company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. In the fourth quarter of 2003, the company completed its $16 billion share-purchase program authorized in June 2002. Under that program, 508 million shares of stock were purchased at a total cost of $16 billion. During the fourth quarter, 102 million shares were purchased under the June 2002 program at a total cost of $3.2 billion. Also in December, Pfizer announced a new authorization to purchase up to $5 billion of additional stock, with such purchases to be completed by the end of 2004. Under the new authorization, Pfizer purchased about 1.1 million shares at a total cost of $37 million in the fourth quarter.

    Q56) Why does Pfizer disclose adjusted income and adjusted diluted EPS?

    A56) Pfizer believes investors' understanding of its performance is enhanced by disclosing adjusted income and adjusted diluted EPS, defined as reported net income and diluted earnings per share, respectively, excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. Management itself analyzes the company's performance on this basis.

         We have excluded the impact of significant purchase-accounting impacts related to our acquisition of Pharmacia. These impacts primarily relate to the one-time charge for purchased in-process research and development, the charges to cost of goods sold from the sales of purchased inventory that was written up to fair value, and the charges related to the amortization of Pharmacia finite-lived intangible assets, as well as the incremental depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of our economic performance.

         In June 2000 we acquired the Warner-Lambert Company, and in April 2003 we acquired Pharmacia Corporation. These acquisitions have significant integration and restructuring costs attendant to them. We have excluded these costs from adjusted income, because integration and restructuring costs are unique to these transactions and will occur over several years due to the global and highly regulated nature of our business.

         The Company also excludes "certain significant items" from adjusted income in order to better portray its major operations-the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals as well as many of the world's best-known over-the-counter products. For example, Pfizer excludes gains or losses on the sale of product lines or discontinued businesses. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded such gains or losses on sales of businesses or product lines from adjusted income. Another example of an excluded "certain significant item" is co-promotion charges and payments for intellectual property rights for unapproved products being developed by third parties, which are immediately expensed rather than amortized over the life of the agreement. Since such payments are expensed immediately, excluding these payments from our performance provides us with a better view of our operations. Pfizer excludes charges related to various litigation matters from adjusted income as they relate to significant settlements of legal matters. Pfizer also excludes gains/losses from the sale or writedown of equity investments from adjusted income. Generally, these investments are made in biotech companies on an opportunistic basis and are not part of our ongoing internal discovery and development programs.

         While we continually look for improvement opportunities within our businesses and reorganize when necessary, at times we will perform a review for restructuring an area of our business. During 2003, our research division undertook such a review and began to initiate its restructuring plan in the second quarter of 2003. The last time that such a restructuring occurred in this division, with the exception of our acquisition-related restructurings, was in 1993. As such, we have excluded the charges of these activities from adjusted income.

         A reconciliation between actual fourth-quarter net income as reported under U.S. GAAP and adjusted income is included in the attached financial schedule titled "Reconciliation From Reported Income and Earnings Per Share to Adjusted Income and Earnings Per Share."

    IMPROVING PATIENT ACCESS

    Q57) What initiatives is Pfizer supporting to ensure that patients have access to innovative medicines-both in the U.S. and worldwide?

    A57) Pfizer currently donates more medicines to patients than any other pharmaceutical company. We operate three significant access programs in the U.S.-the Pfizer Share Card, Connection to Care, and Sharing the Care-all designed to help low-income, uninsured patients gain access to our medicines. In addition, Pfizer has taken a leadership role in fighting HIV/AIDS. Pfizer is a member of the Global Business Coalition on HIV/AIDS as well as the Global Fund to Fight AIDS. Pfizer's CEO, Dr. Henry McKinnell, is a member of the U.S. Presidential Advisory Council on HIV/AIDS.

         a) Share Card: On January 15, 2002, we launched an innovative prescription benefit program called the Pfizer for Living Share Card. The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions. The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs.

         In June 2003, we issued our first "Report to America" on the Pfizer Share Card experience in designing and implementing a meaningful prescription drug program for low-income Medicare beneficiaries. The response to the Pfizer Share Card has been overwhelmingly positive. 98% of enrollees reported being satisfied with the program. The report also showed that the Pfizer Share Card improves compliance with medicine. To date, more than 488,000 enrollees have filled more than 3.9 million Pfizer prescriptions.

         b) Donation of Medicines: Pfizer's Connection to Care is a comprehensive patient-assistance program providing free medicines to uninsured, low-income patients who are not eligible for public-assistance programs. For more than 30 years, Pfizer has worked directly with physicians on a case-by-case basis to provide medications to patients in need. The Connection to Care program provides access to leading Pfizer prescription medicines, including therapies for illnesses such as diabetes, hypertension, and depression. Nearly 22 million patients in the U.S. may be eligible for this program.

         c) HIV/AIDS: For several years, Pfizer has been working with a number of international organizations to battle HIV/AIDS in South Africa and many other developing nations of the world. The Diflucan Partnership Program was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where the disease is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than two million doses dispensed and more than 81,000 prescriptions processed. Over 11,000 health workers have been trained through our partnership with the International Association for Physicians in AIDS Care. The Ministry of Health of South Africa has cited the Diflucan Partnership Program as a model for donation programs. Patients now receive Diflucan through 780 medical facilities in 15 countries. In the 50 least-developed countries with an HIV prevalence of greater than 1%, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with HIV/AIDS. In addition, the Pfizer Foundation awarded $2 million in grants to 14 organizations to support innovative HIV/AIDS health-literacy programs in developing countries.

         Ground has been broken for the Infectious Diseases Institute -- a Pfizer-funded, state-of-the-art treatment and training facility for HIV/AIDS at Makerere University in Kampala, Uganda. Scheduled for completion in 2004, the new facility will serve as a training center for hundreds of physicians working in HIV/AIDS care and prevention across Africa.

         In July, Pfizer announced a new agreement with the National Alliance of State and Territorial AIDS Directors to provide millions of dollars worth of antiretroviral medicines free or at greatly reduced prices to state programs serving low-income, uninsured, and underinsured people living with HIV/AIDS. This is in addition to our current patient-assistance programs that donate antiretroviral (Viracept and Rescriptor) and anti-infective (Diflucan, Vfend, and Zithromax) medicines for AIDS-related opportunistic infections to low-income, uninsured Americans. Pfizer and its Agouron subsidiary have also supported AIDS organizations in the U.S. that develop educational tools and provide services and resources for patients and their families.

         The Pfizer Foundation recently launched a Southern HIV/AIDS Prevention Initiative to help slow the spread of the disease in nine southern states. The program will support prevention programs targeted to reach multicultural communities and women, among whom the disease is growing most dramatically.

         d) Trachoma Initiative: Since its founding in 1998, the International Trachoma Initiative (ITI), of which Pfizer is an active partner, has made measurable and meaningful progress toward its goal of helping to eliminate the world's leading cause of preventable blindness.
         Through September 2003, ITI-supported programs in nine countries in Africa and Asia delivered nearly 9.1 million Zithromax treatments to patients with active infections and reached millions people with health-education activities and more than 75,000 people with sight-preserving surgery. Data from Morocco, Tanzania, and Vietnam demonstrate that the program is having an overwhelming impact on this terrible disease: the prevalence of severe, inflammatory trachoma has been reduced in these countries by as much as 75%. During the fourth quarter of 2003, the company renewed its commitment to the ITI with a pledge to increase donations of Zithromax to 135 million doses over the next five years, a 15-fold expansion. In addition to the nine countries where the ITI has initiated trachoma programs, it plans to launch programs in an additional 10 countries.

         e) Other Therapies: Pfizer is making inroads against three of the world's most-feared diseases: malaria, severe acute respiratory syndrome (SARS), and pox viruses. We have a number of compounds that have shown activity against these deadly diseases. Phase 2 clinical trials against drug-resistant malaria using a combination of Zithromax and chloroquine, an older, commonly used malaria treatment, have shown very promising results. The combination has been shown to be three times more effective than either product alone. At least ten compounds have shown significant activity against the SARS virus in laboratory tests and have been designated for further development. In addition, we are sharing an experimental medicine with Harvard Medical School because of potential utility in treating smallpox. Although the commercial prospects for these medicines could be limited, we intend to make them available to those in need in the developing world using models developed for other Pfizer access programs.

    EVENTS FOR INVESTORS

    Q58) When is Pfizer's conference call?

    A58) Pfizer will be holding a conference call for analysts and investors to discuss fourth-quarter business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for eight days thereafter.



SOURCE  Pfizer Inc
    -0-                             01/22/2004 AB NYTH048
    /PRNewswire -- Jan. 22/
    /END SECOND AND FINAL ADD/
    (PFE)

CO:  Pfizer Inc
ST:  New York
IN:  HEA BIO MTC
SU:  ERN CCA